UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Soliciting Material under § 240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 5, 2013

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on Thursday, September 5, 2013 at 3:00 p.m. local time at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538, for the following purposes:

1.

To elect to the Board of Directors the seven (7) director nominees named in the attached Proxy Statement to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 30, 2014.

3.

To approve by stockholder advisory vote the compensation of our named executive officers disclosed in the accompanying Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote).

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Company’s Board of Directors has fixed the close of business on July 10, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. Regardless of whether you plan to attend the Annual Meeting, please carefully read the accompanying Proxy Statement and vote your shares as promptly as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the enclosed proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
THOMAS R. MELENDREZ Secretary

Fremont, California

July 25, 2013

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE ENCLOSED PROXY CARD IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A LEGAL PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 5, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON SEPTEMBER 5, 2013

This proxy statement (the “Proxy Statement”) and the Company’s 2013 Annual Report on Form 10-K (together with the Proxy Statement, the “Proxy Materials”) are available at www.envisionreports.com/EXAR. This website address contains the following documents: the Notice of Annual Meeting (the “Notice”), this Proxy Statement and a proxy card sample, and the Company’s 2013 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the Proxy Materials before voting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why are these materials being made available to me?

The Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), is soliciting your proxy for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, September 5, 2013, at 3:00 p.m. local time, or at any adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the Notice. The Annual Meeting will be held at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538.

Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), we may furnish the Proxy Materials by providing access to these documents over the Internet instead of mailing a printed copy of the Proxy Materials to stockholders. Accordingly, we are providing access to the Proxy Materials over the Internet and sending a Notice of Internet Availability of Proxy Materials (the “Availability Notice”) to many of our stockholders, which provides instructions for accessing the Proxy Materials on the website referred to above and in the Availability Notice or to request to receive, without charge, printed copies of the Proxy Materials by mail or electronically by email on an ongoing basis. We will also mail paper copies of the Proxy Materials to beneficial holders of at least 5,000 shares of our common stock, to stockholders who have specifically requested receipt of paper copies of the Proxy Materials and to registered holders.

The Availability Notice provides stockholders with instructions regarding how to view the Proxy Materials for the Annual Meeting over the Internet and how to instruct the Company to send future proxy materials to stockholders electronically by email. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future proxy materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive Proxy Materials by email will remain in effect until such stockholder revokes the request. Stockholders electing to receive Proxy Materials by email should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers, which must be borne by the stockholder.

We intend to mail an Availability Notice and, if applicable, paper copies of the Proxy Materials on or about July 29, 2013 to all stockholders entitled to vote at the Annual Meeting.

 What are the matters I am being asked to vote on?

There are three matters scheduled for a vote at the Annual Meeting:

•	Proposal 1, the election of the seven (7) nominees for director named in Proposal 1 to serve until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

•	Proposal 2, the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 30, 2014; and

•

Proposal 3, an advisory vote to approve the compensation of our named executive officers disclosed in this Proxy Statement under the section titled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Securities and Exchange Commission Regulation S-K (a “say-on-pay” vote).

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on July 10, 2013 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 47,423,236 shares of our common stock, par value $0.0001 (“Common Stock”), outstanding and entitled to vote and there were 283 holders of record of Common Stock. We had no shares of preferred stock outstanding on the Record Date.

Our stock transfer books will not be closed between the Record Date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten (10) days before the Annual Meeting.

What is the quorum requirement?

Holders of record of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Abstentions and broker non-votes are counted as present for the purposes of determining the presence or absence of a quorum for the transaction of business.

If you are a record holder, your shares will only be counted towards the quorum if you submit a valid proxy or attend the Annual Meeting. If the shares present, in person or by proxy, at the Annual Meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on certain other non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker it is important that you give your broker voting instructions. See “If I am a beneficial owner, how do I cast my vote?” below for more information.

Am I a stockholder of record?

If, at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record.

 What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on the Record Date, your shares were held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in street name. The broker, bank or other nominee holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting, but as a beneficial owner you have the right to direct the broker, bank or other nominee on how to vote the shares in your account.

If I am a stockholder of record, how do I cast my vote?

If you are a stockholder of record, you can vote in person at the Annual Meeting. If you do not wish to vote in person or will not be attending the Annual Meeting and you received an Availability Notice, you may vote by proxy over the Internet. Alternatively, if you received a printed copy of the Proxy Materials by mail, you may also complete, sign and return the accompanying proxy card or vote your proxy over the telephone or Internet. If you vote by proxy, your vote must be received by 1:00 a.m. Central Time, on September 5, 2013 to be counted.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

If I am a beneficial owner, how do I cast my vote?

If you are a beneficial owner of shares held in street name, you should have received an Availability Notice or a printed copy of the Proxy Materials from the broker, bank or other nominee that is the record holder of your shares. Beneficial owners that received an Availability Notice or a printed copy of the Proxy Materials from the record holder should follow the instructions provided by the record holder to transmit their voting instructions to the broker, bank or other nominee. For a beneficial owner to vote in person at the Annual Meeting, the beneficial owner must obtain a valid legal proxy from the record holder. To request the required legal proxy form, follow the instructions provided by your broker, bank or other nominee or contact them.

If your shares are held in street name through a broker, certain rules affect how your shares are voted in connection with the election of directors. If you do not provide your broker with instructions on how to vote your shares, your broker may not vote your shares except in connection with matters deemed “routine” under such rules. Previously, the election of directors was considered to be a routine matter, and your broker was thus able to vote your shares without instructions from you. The election of directors is no longer considered to be a routine matter and your broker will no longer be able to vote on the election of directors without your instructions. Accordingly, if your broker sends a request for instructions on how to vote, you are requested to provide those instructions to your broker so that your vote can be counted.

How many votes do I have?

You have one vote for each share of Common Stock held on the Record Date on each matter to be voted upon at the Annual Meeting. Stockholders may not cumulate votes in the election of directors.

What types of votes are permitted on each proposal?

With regard to the election of directors (Proposal 1), votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect (other than for purposes of the Board’s majority vote policy described below).

 The types of votes permitted for Proposal 2, the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 30, 2014, and Proposal 3, the say-on-pay vote, are a vote “For” or “Against” or to abstain.

How many votes are needed to approve each proposal?

For Proposal 1, directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the seven (7) nominees for election to the Board who receive the highest number of affirmative votes shall be elected as directors. You may not vote for more than seven (7) nominees, and the proxies solicited by this Proxy Statement may not be voted for more than seven (7) nominees. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal 1; however, broker non-votes and withheld votes will have no effect on the outcome of the election of candidates for director. Notwithstanding the foregoing, the Board of Directors has adopted a policy that, in an uncontested election, any person elected to the Board who did not receive the affirmative vote of at least a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting of stockholders shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of our stockholders. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by proxy and voting on such matter. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with such proposals, and therefore broker non-votes and abstentions have no effect on determining whether the affirmative vote constituted a majority of the shares present in person or represented by proxy and voting on such matter. Note, however, that Proposal 3 is an advisory vote and, as such, the result of voting on that proposal is non-binding on the Company. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of that vote when making future compensation decisions for our named executive officers.

Broker non-votes are excluded from the “for,” “against” and “abstain” counts, and instead are reported simply as “broker non-votes.”

How are votes counted?

All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

What if I vote by proxy but do not make specific choices?

If you complete the proxy voting procedures but do not specify how you want to vote your shares, your shares will be voted “For” Proposals 1 – 3. Your proxy will vote your shares using his or her best judgment with respect to any other matters properly presented for a vote at the meeting.

Can I change my vote after submitting my proxy?

Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

•

It may be revoked by filing a written notice of revocation or a duly executed proxy card bearing a later date with the Secretary of the Company at our corporate headquarters, 48720 Kato Road, Fremont, California 94538.

•

If you choose to vote over the Internet or by telephone until the voting deadline, you can change your vote by voting again using the same method used for the original vote (i.e., over the Internet or by telephone) so long as you retain the voter control number from your Availability Notice or proxy card.

•	If you vote over the Internet or by telephone pursuant to instructions from your bank or broker, those instructions should inform you how to revoke your proxy or change your vote.

If you are a record holder, your proxy may also be revoked by attending the Annual Meeting and voting in person; however, attendance at the Annual Meeting will not, by itself, revoke a proxy. If you are a beneficial owner and desire to revoke your proxy and vote in person at the Annual Meeting, you must follow the instructions from your broker or bank to revoke your proxy and obtain a proxy from the record holder. See “If I am a beneficial owner, how do I cast my vote?” above for more information.

What does it mean if I receive more than one Availability Notice or printed copy of the Proxy Materials?

If you receive more than one Availability Notice or printed copy of the Proxy Materials, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each to ensure that all of your shares are voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Form 8-K filed with the SEC within four (4) business days following the Annual Meeting.

When are stockholder proposals due for the 2014 Annual Meeting of Stockholders?

Proposals of stockholders that are intended to be presented at the Company’s 2014 Annual Meeting of Stockholders must be received by the Company not later than March 27, 2014 in order to be included in the proxy statement and proxy relating to that annual meeting. Further, a stockholder proposal that is not submitted for inclusion in the proxy statement for the Company’s 2014 Annual Meeting of Stockholders, but is instead sought to be presented in such stockholder’s own proxy statement at the Company’s 2014 Annual Meeting of Stockholders, must be submitted in accordance with the Company’s Bylaws and the proposal must be received by the Company not earlier than April 8, 2014 and not later than May 8, 2014. Proposals received before April 8, 2014 or after May 8, 2014 will be considered untimely and may not be presented at the Company’s 2014 Annual Meeting of Stockholders. In addition, the Proxy solicited by the Board of Directors for the 2014 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that annual meeting, unless the Company receives notice of such proposal before June 10, 2014.

You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available in the Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab.

Who is paying for this proxy solicitation?

We will bear the entire cost of solicitation, including the preparation, assembly, Internet hosting, printing and mailing of the Proxy Materials and any additional solicitation materials furnished to stockholders. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by directors, officers or employees. Such individuals, however, will not be compensated by us for those services.

These materials are being sent to brokers, nominees and other stockholders of record by U.S. mail or by courier, or by electronic mail if so requested. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward these solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding these solicitation materials to such beneficial owners.

We have also engaged Alliance Advisors to assist it in the solicitation of proxies, and expect to pay Alliance Advisors approximately $5,500 for its services.

What is “householding” of the Company’s Proxy Materials?

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, with respect to two or more securityholders sharing the same address by delivering a single annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy Materials. A single annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the annual report and proxy statement or Notice of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors currently consists of seven (7) members, each serving for a term of one year expiring at the Annual Meeting: Messrs. Behrooz Abdi, Izak Bencuya, Louis DiNardo, Pierre Guilbault, Brian Hilton, Richard L. Leza and Gary Meyers.

The Board believes that good corporate governance is essential to ensure that the Company is managed for the long-term benefit of our stockholders. The Board and management have undertaken a comprehensive and continuous effort to regularly review and enhance our governance policies and practices. In conducting this review, we look to suggestions by various authorities on corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002 and Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, various new and proposed rules of the SEC, the listing standards of The Nasdaq Global Select Market, referred to in this Proxy Statement as “Nasdaq” and the listing standards of the New York Stock Exchange referred to in this Proxy Statement as “NYSE”.

Corporate Governance Principles and Code of Ethics

Our Board has adopted Corporate Governance Principles that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and the involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation of our Chief Executive Officer. In addition, the Board has adopted a Code of Business Conduct and Ethics, referred to in this proxy statement as the Code of Ethics, which applies to all of our employees, directors and officers, and a Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers. The Code of Ethics and Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. These documents are reviewed and revised on a periodic basis and are available in the Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab. Stockholders may obtain a copy of any of these documents free of charge by submitting a written request to: Exar Corporation, 48760 Kato Road, Fremont, California 94538, Attn: Investor Relations, M/S 210. We intend to post any amendments to the codes and policy, as well as any waivers that are required to be disclosed by the rules of the SEC, Nasdaq or the NYSE, on the Company’s website or by filing a Form 8-K.

Director Independence

Our Corporate Governance Principles provide that a majority of the Board and all members of the Audit, Compensation and Corporate Governance and Nominating Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with the Company in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Corporate Governance and Nominating Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by the SEC, Nasdaq, and the NYSE, additional criteria set forth in our Corporate Governance Principles and consideration of any other material relationship a director may have with the Company.

The Board determined that each of Messrs. Abdi, Bencuya, Hilton, Leza and Meyers is an “independent director” under applicable SEC rules and the Nasdaq listing standards. Mr. DiNardo, as our full-time President and Chief Executive Officer, is not an independent director. In making its independence determination with respect to Mr. Guilbault, the Board evaluated ordinary course transactions during the last three fiscal years between us and our largest distributor, Future Electronics, Inc. (“Future”), of which Mr. Guilbault serves as an executive officer. The Board determined that, as a result of our business relationship with Future, Mr. Guilbault is not an “independent director” under the listing standards of Nasdaq, or under the listing standards of the NYSE.

As a result of the foregoing, a majority of the Board and all directors serving on the Audit Committee, Corporate Governance and Nominating Committee, and the Compensation Committee are independent directors under applicable SEC rules and the Nasdaq listing standards. In light of the upcoming move to the NYSE on July 29, 2013, the Board has determined that such directors also are independent under the NYSE listing standards.

Board Committees and Meetings

During fiscal year 2013, the Board of Directors held twelve (12) meetings and did not act by written consent. During fiscal year 2013, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person was a director) and (ii) the total number of meetings held by all committees of the Board on which such director served (during the periods that such director served on such committees). Members of the Board and its committees also consulted informally with management from time to time, and the independent directors met in executive session regularly without the presence of management or other non-independent directors.

The Board of Directors maintains three standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each committee serves under a written charter adopted by the Board which is reviewed annually by the committee and revised by the Board from time to time, as appropriate. The current charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee and information concerning direct communication with non-employee directors are available in the Investor Relations section of our corporate website, www.exar.com, under the Corporate Governance tab. The Board committees are reviewed at least annually at the Board meeting that follows the Annual Meeting, and the composition and/or chairs of one or more committees may change at that time or at such other time as the Board determines to make any such changes.

Audit Committee

The Audit Committee currently consists of four (4) directors: Messrs. Hilton (Chair), Abdi, Bencuya and Meyers. The Audit Committee reviews financial reports, the Company’s system of internal control over financial reporting and the Company’s auditing, accounting and financial processes. The Audit Committee’s primary duties and responsibilities as described in its charter are to: (i) appoint our independent registered public accounting firm, evaluate our independent registered public accounting firm’s qualifications, independence and performance and approve the compensation of our independent registered public accounting firm, (ii) review and discuss with management and our independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the Company’s internal control over financial reporting; (iii) review and pre-approve any proposed related-party transactions and/or affiliated transactions and (iv) oversee our risk management process. The Audit Committee held ten (10) meetings and did not act by written consent during fiscal year 2013. The Board of Directors has determined that Mr. Hilton is an “audit committee financial expert” as defined by Item 407 of SEC Regulation S-K, that each Audit Committee member has sufficient knowledge in reading and understanding the Company financial statements to serve on the Audit Committee and that each member of the Audit Committee is an “independent director” as currently defined under the Nasdaq listing standards and is “independent” as that term is defined in SEC Rule 10A-3. In light of the upcoming move to the NYSE on July 29, 2013, the Board has determined that such directors also are independent under the NYSE listing standards.

Compensation Committee

The Compensation Committee currently consists of three (3) Directors: Messrs. Bencuya (Chair), Leza and Meyers. The Compensation Committee assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs.

 Pursuant to its charter, the Compensation Committee’s primary responsibilities include the following:

•	evaluating the performance of, and reviewing and approving the compensation of, the Company’s Chief Executive Officer and President;

•

evaluating the performance of, and reviewing and approving the compensation of, each employee who (i) is a Section 16 executive officer of the Company, (ii) is a Vice President and reports directly to the Chief Executive Officer and President, or (iii) has a base salary rate of $200,000 or more per year;

•

reviewing and advising the Board of Directors concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness within the industry of our management compensation programs;

•

reviewing and recommending for adoption by the Board of Directors equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs, and reviewing and recommending amendments to any such plans or programs; and

•	administering the Company’s equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar plans and programs.

The Compensation Committee held ten (10) meetings and acted three (3) times by written consent during fiscal year 2013. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as currently defined under the Nasdaq listing standards. In light of the upcoming move to the NYSE on July 29, 2013, the Board has determined that such directors also are independent under the NYSE listing.

The Compensation Committee has delegated to the Chief Executive Officer the authority to make any applicable option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are done on a regular and consistent basis without regard to stock price performance or the Company’s release of material information. The Company’s executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to the Company’s Named Executive Officers and the Company’s other executive officers. However, the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain, and to approve the fees of, such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. For a description of the Compensation Committee’s processes and procedures for determining the compensation levels for our executive officers, please see the “Compensation Discussion and Analysis” section below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three (3) Directors: Messrs. Leza (Chair), Abdi and Hilton. The Corporate Governance and Nominating Committee adopts and reviews compliance with ethical principles and governance standards applicable to the Company’s directors and executive officers to ensure corporate integrity and responsibility. The Corporate Governance and Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee held six (6) meetings and did not act by written consent during fiscal year 2013. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as currently defined under the Nasdaq listing standards. In light of the upcoming move to the NYSE on July 29, 2013, the Board has determined that such directors also are independent under the NYSE listing standards.

 If the Corporate Governance and Nominating Committee chooses to identify new director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party director search firms to help identify prospective Director nominees. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must possess characteristics that will provide us with a Board comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of professional or industry responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness, (vi) have the ability and willingness to commit sufficient time to the Board and (vii) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

As provided in our Corporate Governance Principles, the Board is committed to diversified membership, seeking members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and do not have professional commitments which might otherwise unreasonably interfere with the demands and duties needed to fully consider Company related matters or conflict with our interests. We believe our directors should possess the highest personal and professional integrity and values, and be committed to representing the long-term interests of our stockholders. While we have not prescribed specific standards for considering diversity among director nominees, we have determined it is desirable for the Board as a whole to encompass a range of talent, perspectives, background, skills and professional experience, enabling it to provide sound guidance with respect to the Company’s operations and interests. We expect our directors to possess high personal and professional ethics, practical wisdom, sound judgment, an inquisitive disposition and business acumen. We also endeavor to have a Board that reflects a range of experiences at policy making levels, as well as executive-level experience in areas and industries that are important to our business. We generally seek directors with strong reputations and experience in areas relevant to our strategy and operations, particularly in industries and markets that we serve as well as key geographic markets where we operate. We typically seek directors with experience in significant leadership positions, industry-specific knowledge, experience and insight and an understanding of finance and financial reporting processes. In addition to such experience, we believe our directors should possess other key individual characteristics and attributes that are important to an effective board. We believe it important for our directors to possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness and interpersonal skills, courage, commitment, the willingness to ask a difficult question and the ability to engage management and each other in a collaborative and constructive fashion.

The Board has adopted a retirement age policy of 70 years of age, provided that the Board may choose to waive this policy in the case of any director or nominee as the Board shall deem appropriate and in the best interests of the Company’s stockholders.

In order to identify and evaluate nominees for director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole, and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders. In doing so, the Corporate Governance and Nominating Committee considers such factors as character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate both in the context of the current composition of the Board and the evolving needs of our business. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

 The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders. A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to Exar Corporation, attention Secretary, 48760 Kato Road, Fremont, California 94538. In evaluating such recommendations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. A stockholder that desires to nominate a candidate for election to the Board of Directors shall direct the nomination in writing to Exar Corporation, attention Secretary, 48760 Kato Road, Fremont, California 94538, on a timely basis in accordance with the Company’s Bylaws, and must include the candidate’s name, age, home and business contact information, detailed biographical data and qualifications, including principal occupation or employment; the class and number of shares of the Company that are beneficially owned by the candidate; a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder; information regarding any relationships between the candidate and the Company within the last three years; information regarding the recommending person’s name, address and ownership of Company stock; a statement from the recommending stockholder in support of the candidate; references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like; a written indication by the candidate of her/his consent to be named in the proxy statement, if nominated, and to serve, if elected; and any other information relating to the stockholder or to the candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or the Company’s Bylaws.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

Under our Corporate Governance Principles, the Company requires all incumbent directors and nominees for election to the Board to attend each annual meeting of stockholders. All of the Company’s then serving directors attended the 2012 Annual Meeting of Stockholders held on September 6, 2012.

Stockholder Communications with the Board of Directors

A stockholder that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Secretary, 48760 Kato Road, Fremont, California 94538. When such communication is intended for individual members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a stockholder may communicate with the non-employee members of the Board via our investor relations website at ir.exar.com under the Info Request link .

Board Leadership Structure

As provided in our Corporate Governance Principles, our policy as to whether the role of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the stockholders’ interests and our needs at any particular time. We currently separate the roles of Chief Executive Officer and Chairman as we believe this structure enhances the Board’s oversight of, and independence from, Company management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders and our overall corporate governance structure. By separating the roles of Chief Executive Officer and Chairman, the Chief Executive Officer is able to focus his time and energy on managing the Company and leverage the experience and perspective of our Chairman, who is well positioned to provide our Chief Executive Officer with guidance, advice and counsel regarding our business, operations and strategy. We believe that our separate Chief Executive Officer/Chairman structure is the most appropriate and effective leadership structure for the Company and our stockholders at this time.

 Board Oversight of Risk Management

The Board believes that evaluating how the executive team manages the various risks confronting us is one of its most important areas of oversight. The Board believes an effective risk management system will timely identify the material risks that we face, communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, implement appropriate and responsive risk management strategies consistent with our risk profile, and integrate prudent risk management into our decision-making.

In carrying out this critical responsibility, the Board is advised periodically by key members of management with primary responsibility for risk management, including our Chief Executive Officer, Chief Financial Officer and General Counsel, and periodically reviews risks associated with our strategic plan. The Board also exercises its risk oversight responsibilities through its various committees. The Board has designated the Audit Committee with primary responsibility over evaluating and monitoring our overall risk management processes. Among its duties, the Audit Committee is charged with discussing policies with respect to risk assessment and risk management and the steps management has taken to monitor and control such exposure. The Audit Committee reviews with management our policies with respect to risk assessment and management of risks that may be material to the Company, our system of disclosure controls and system of internal controls over financial reporting (which are audited by an independent third party), and our compliance with legal and regulatory requirements. In addition, the Audit Committee meets regularly with management, including our finance and accounting personnel, and in private sessions with our independent registered public accounting firm, where aspects of risk management are discussed. The Audit Committee makes periodic reports to the Board regarding such briefings, as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes. While our Audit Committee has primary responsibility for overseeing enterprise risk management, each of our other Board committees also considers risk within its area of responsibility. For example, our Corporate Governance and Nominating Committee reviews risks related to legal and regulatory compliance as they relate to corporate governance structure and processes, and our Compensation Committee reviews risks related to compensation matters. Our Board is periodically apprised by the committee chairs of significant risks and management’s responses to those risks.

Our management is responsible for day-to-day risk management. Our finance and legal teams serve as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for our ongoing business. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. Each of our Chief Executive Officer, Chief Financial Officer and General Counsel have primary responsibility for and oversight of certain aspects of risk management and report to the Board on such matters. The Board also continually works, with the input of our executive officers, to assess and analyze the most likely areas of future risk for the Company. We believe that the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

Risk Assessment of Compensation Policies and Practices

Our compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by utilizing a combination of compensation components, including base salary, annual incentive awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance any incentive to take inappropriate risks that short-term cash compensation opportunities may otherwise encourage. For a discussion of the primary components of the compensation packages for the Company’s executive officers, please see the section below entitled “Executive Compensation—Compensation Discussion and Analysis.”

 In general, our incentive compensation programs are designed to reward eligible employees who commit to and deliver on goals which are intended to be challenging yet provide them a reasonable opportunity to reach the baseline amounts, while requiring meaningful growth to reach the target level and substantial growth to reach the maximum level. The amount of growth required to reach the maximum level of compensation is intended to be achievable within the context of our normal business planning cycle and we do not believe it to be at such an aggressive level that it would induce eligible employees to take inappropriate risks that could threaten our financial and operating stability. While a number of employees participate in performance-based incentive plans, we believe that those plans are structured in a manner that encourages the participating employees to remain focused on both the short- and long-term operational and financial goals of the Company in several key respects. For example, our sales employees are included in annual sales commission incentive plans that are subject to in-line and cross functional review during both the design stage and the incentive payment process. Payments are based upon the achievement of current quarter qualified design wins and revenue numbers against established targets. In order to help ensure that payments are made only on qualified transactions, the quarterly payment amount is based on net revenue (less customer returns).

A significant portion of the compensation provided to our executive officers and other senior employees is in the form of long-term equity awards that are important to help further align the interests of the recipient with those of our stockholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price. These equity awards are subject to long-term vesting schedules to help ensure that recipients have significant value tied to our long-term and sustained stock price performance.

Based on these considerations, we do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

Summary of Non-Employee Director Compensation

Compensation for members of the Company’s Board of Directors who are not also employed by the Company or any of its subsidiaries, referred to herein as “Non-Employee Directors,” during fiscal year 2013 generally consisted of cash retainers and an annual equity award. The compensation paid to Mr. DiNardo, who served as the Company’s Chief Executive Officer and President during fiscal year 2013, is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Cash Retainers.

Under the current compensation program for Non-Employee Directors, the annual retainer for each Non-Employee Director is $40,000. The Chairperson of the Board receives an additional $20,000 annual retainer; the Chairperson of the Audit Committee receives an additional $20,000 annual retainer; the Chairperson of the Compensation Committee receives an additional $10,000 annual retainer; and the Chairperson of the Corporate Governance and Nominating Committee receives an additional $6,000 annual retainer.

In addition, each member of the Audit Committee (other than the Chairperson) receives an additional annual retainer of $8,000; each member of the Compensation Committee (other than the Chairperson) receives an additional annual retainer of $4,000; and each member of the Corporate Governance and Nominating Committee (other than the Chairperson) receives an additional annual retainer of $3,000.

We also reimburse Non-Employee Directors for documented expenses for travel and professional education incurred in connection with their duties as directors of the Company.

 Equity Awards.

Under the current compensation program for Non-Employee Directors, on the first trading day of the month following a Non-Employee Director’s initial election or appointment to the Board of Directors, the Non-Employee Director will receive, subject to prior approval by the Board of Directors or the Compensation Committee, an option to purchase 40,000 shares of our Common Stock. This initial option will have an exercise price equal to the closing price of our Common Stock on the grant date and will vest in four equal annual installments over the four-year period following the grant date. In addition, on the first trading day of the month following such Non-Employee Director’s initial election or appointment to the Board of Directors, the Non-Employee Director will receive, subject to prior approval by the Board of Directors or the Compensation Committee, 28,000 restricted stock units (with the first 7,000 of such restricted stock units subject to proration based on the amount of time elapsed since the most recent annual meeting of stockholders). This initial restricted stock unit award will vest in four annual installments of 7,000 units each on, with respect to each year, the earlier to occur of the anniversary of the grant date or the annual meeting of stockholders that occurs in such year (with the first such installment, in the case of a prorated award, consisting of the prorated portion of the first 7,000 units).

The program also provides that each Non-Employee Director continuing in office following an annual meeting of stockholders, commencing with the 2013 annual meeting, will be granted upon the first trading day of the month following the annual meeting date and subject to prior approval by the Board of Directors or the Compensation Committee an option to purchase 10,000 shares of Common Stock that will vest in one installment four years after the grant date. Furthermore, each Non-Employee Director continuing in office after an annual meeting of stockholders will, subject to prior approval by the Board of Directors or the Compensation Committee, receive 7,000 restricted stock units upon the first trading day of the month following the annual meeting date. This restricted stock unit award will vest in full upon the earlier of the fourth anniversary of the grant date or the annual meeting of stockholders that occurs in the fourth year following such grant date. A Non-Employee Director serving as Chairperson of the Board of Directors as of an annual meeting date will receive an additional 2,500 restricted stock units upon the first trading day of the month following the annual meeting date. The Chairperson restricted stock unit award will vest upon the earlier of the first anniversary of the grant date or the next annual meeting of stockholders following such grant date.

In implementing changes to the program in 2012, the Board of Directors deemed it appropriate that each of the current Non-Employee Directors continuing in office following the 2011 Annual Meeting of Stockholders would, following such annual meeting of stockholders and subject to prior approval by the Board of Directors or the Compensation Committee, receive an additional one-time grant of an option to purchase 40,000 shares of Common Stock on July 2, 2012. This option vests in equal annual installments over a four-year period.

Each of the grants of restricted stock units and stock options to the Non-Employee Directors as described above will be made in accordance with our equity grant practices and will vest in full upon a change of control of the Company. The equity awards granted to our Non-Employee Directors during fiscal year 2013 are described in footnote (3) to the Director Compensation Table below. Each of these awards was granted under, and is subject to the terms of, the Company’s 2006 Equity Incentive Plan (the “2006 Plan”). The Board of Directors or the Compensation Committee administers the 2006 Plan as to Non-Employee Director awards.

Director Compensation Table—Fiscal Year 2013

The following table presents information regarding the compensation paid for fiscal year 2013 to the Non-Employee Directors. As noted above, the compensation paid to Mr. DiNardo, who served as the Company’s Chief Executive Officer and President during fiscal year 2013, is presented below in the Summary Compensation Table and the related explanatory tables within the “Executive Compensation” section below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Behrooz Abdi (4)	25,500	221,972	110,152	—	—	—	357,624

Izak Bencuya	59,500	56,420	112,672	—	—	—	228,592

Pierre Guilbault	40,000	56,420	112,672	—	—	—	209,092

Brian Hilton	63,000	56,420	112,672	—	—	—	232,092

Richard L. Leza	70,000	76,570	112,672	—	—	—	259,242

Gary Meyers	52,000	56,420	112,672	—	—	—	221,092

(1)

The amounts reported in Columns (c) and (d) of the table above for fiscal year 2013 reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Non-Employee Directors during fiscal year 2013. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (c) and Column (d), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 75 of our Annual Report on Form 10-K for fiscal year 2013 filed with the SEC on June 13, 2013.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of the Non-Employee Directors as of March 31, 2013.

Director	Number of Shares Subject to Outstanding Options as of 3/31/13	Number of Unvested Restricted Stock Units as of 3/31/13

Behrooz Abdi	40,000	27,540

Izak Bencuya	64,000	28,000

Pierre Guilbault	74,852	28,000

Brian Hilton	83,200	28,000

Richard L. Leza	40,000	30,500

Gary Meyers	64,000	28,000

(3)

As described above, we granted Messrs. Bencuya, Guilbault, Hilton and Meyers an award of restricted stock units on October 1, 2012 following our 2012 Annual Meeting of Stockholders. The awards to each of these Non-Employee Directors consisted of 7,000 restricted stock units and had a grant-date fair value of $56,420. On the same date, we granted Mr. Leza 9,500 restricted stock units which had a grant-date fair value of $76,570. On October 1, 2012, we granted to Mr. Abdi 27,540 restricted stock units which had a grant-date fair value of $221,972 as his initial grant for becoming a member of the Board of Directors.

Messrs. Bencuya, Guilbault, Hilton, Leza and Meyers were granted stock options on July 2, 2012. The stock option grants to each of these Non-Employee Directors consisted of 40,000 shares and had a grant-date fair value of $112,672. On October 1, 2012, we granted to Mr. Abdi 40,000 stock options which had a grant-date fair value of $110,152 as his initial grant for becoming a member of the Board of Directors.

For these purposes, the “grant-date fair value” of an award is the fair value on the grant date determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements. See footnote (1) above for the assumptions and methodologies used to value these awards.

(4)	Mr. Abdi was appointed to the Board of Directors effective September 30, 2012.

Director Stock Ownership Guidelines

The Board has adopted the following stock ownership guidelines for its directors:

Director candidates who have agreed to stand for election by the stockholders or for appointment by the Board of Directors to fill a vacancy are asked to purchase a nominal number of shares of our Common Stock (at least 1,000 shares). The shares should normally be acquired as follows:

1.	In the case of appointment by the Board of Directors to fill a vacancy on the Board of Directors, either before or within 30 days following such appointment; or

2.

In the case where a new candidate is to stand for election by the stockholders, the Common Stock should be purchased upon nomination by the Board of Directors to stand for election by the stockholders.

Within three years of becoming a director, each director is expected to accumulate and thereafter continue to hold a minimum of 14,500 shares of our Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units are applied toward this goal. The shares must be held by the director as an individual or as part of a family trust. Shares subject to outstanding and unexercised options do not count for purposes of this stock ownership requirement.

It is intended that directors hold, through outright ownership and through equity award grants, a meaningful number of shares of our Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates for the Board of Directors. We believe that each current director who has served on the Board for at least three years is in compliance with these ownership guidelines.

PROPOSAL 1

ELECTION OF DIRECTORS

The size of the Board of Directors is currently fixed at seven (7) directors, and the Board of Directors is presently composed of seven (7) members with no vacancies. The term of office for each of our directors expires at the Annual Meeting.

The Board of Directors, upon the recommendation of the Corporate Governance and Nominating Committee, has nominated Messrs. Behrooz Abdi, Izak Bencuya, Louis DiNardo, Pierre Guilbault, Brian Hilton, Richard L. Leza, and Gary Meyers for election to the Board at the Annual Meeting. Each of the nominees is a current director who was elected by our stockholders at the 2012 Annual Meeting of Stockholders, with the exception of Mr. Abdi, who is a current director and who was recommended by the Corporate Governance and Nominating Committee and was appointed to the Board of Directors on September 26, 2012. If elected at the Annual Meeting, each of the nominees will serve as a director for a term of one year expiring at the 2014 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier death, resignation or removal. Each individual nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve if elected. If each of the nominees above are elected at the Annual Meeting, the Board of Directors following the Annual Meeting will be comprised of seven (7) members with no vacancies.

There is no family relationship between any of our directors or executive officers and there are no arrangements or understandings between any of our directors and any other person pursuant to which such director was or is to be selected as a director (other than such arrangements or understandings with such directors acting solely in their capacities as such).

The following table sets forth certain information as of the Record Date concerning our current directors:

Name	Age	Director Since	Position with Exar	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Independence

Behrooz Abdi	52	2012	Director	X		X	Y

Izak Bencuya	59	2009	Director	X	C		Y

Louis DiNardo	53	2012	Chief Executive Officer and President, Director				N

Pierre Guilbault	59	2007	Director				N

Brian Hilton	70	2007	Director	C		X	Y

Richard L. Leza	66	2006	Chairman of Board		X	C	Y

Gary Meyers	48	2008	Director	X	X		Y

A brief description of the principal occupation, position and business experience, including other public company directorships, for at least the past five years of each of our current directors is set forth below (each of whom has been nominated for re-election to the Board). Each director’s biographical information includes a description of the primary experience, qualifications, attributes or skills that qualify the director to serve on the Company’s Board of Directors at this time.

Directors Standing for Re-election

BEHROOZ ABDI

Mr. Abdi became a director on September 26, 2012. Mr. Abdi has been providing executive leadership and funding to various early stage companies focused on clean energy technologies, semiconductors, mobile applications, and related services since December 2011. As of October 24, 2012, Mr. Abdi is Chief Executive Officer and President of InvenSense Inc., a publicly traded company providing MotionTracking™ devices for consumer electronics products. He currently serves as a director at Tabula Inc., a privately held company. From November 2009 to December 2011, Mr. Abdi served as Executive Vice President at NetLogic Microsystems Inc., a provider of high performance intelligent semiconductor solutions for next generation networks (acquired by Broadcom Corporation). From November 2007 to November 2009, Mr. Abdi was President and CEO at RMI Corporation, a software and support company. From March 2004 to November 2007, he was Senior Vice President and General Manager for Qualcomm Incorporated, a company providing 3G and next-generation mobile technologies. From July 1985 to December 2004, Mr. Abdi served in a number of executive management and engineering positions with Motorola Inc., a company providing integrated communications and embedded electronic solutions. He holds a B.S.E.E. from Montana State University and M.S.E.E. from Georgia Institute of Technology. Among other qualifications, Mr. Abdi brings extensive technological experience, knowledge and background in the clean energy technologies, semiconductor and mobile applications industries and related fields, to the Board of Directors.

IZAK BENCUYA

Izak Bencuya became a director of the Company in February 2009. Dr. Bencuya is an independent consultant on Energy and Power Management in Alternative Energy Applications. Dr. Bencuya was the Chief Executive Officer of Deeya Energy, a cleantech company dedicated to developing and manufacturing electrical energy storage systems, from June 2008 until April 2010. He worked for 13 years at National Semiconductor and then was the Executive Vice President of Fairchild Semiconductor and the General Manager of the Functional Power Products Group in San Jose, California until the end of 2007. Dr. Bencuya has over 25 years of power semiconductor industry experience. He began his career at Yale University where he researched ultra thin oxide MOS devices. Dr. Bencuya later worked at GTE Laboratories and Siliconix in various research and management roles to develop and market leading edge Power Devices, such as MOSFETs, IGBTs and SITs. He joined Fairchild Semiconductor in 1994 to start the Power Products business which grew to be a $950 million annual revenue business under his leadership providing Power Semiconductor solutions for all power supply applications in the computing, communications, industrial, consumer and automotive markets. Dr. Bencuya has a B.S. in Electrical Engineering from Bogazici University in Istanbul, Turkey and an M.S. and PhD in Engineering and Applied Science from Yale University. He is a member of the IEEE Electron Device Society. Dr. Bencuya holds 22 patents and has been published extensively in the electronics field. Among other qualifications, Dr. Bencuya brings extensive technological experience, knowledge and background in the semiconductor industry and related fields, to the Board of Directors.

LOUIS DINARDO

Louis DiNardo became a director of the Company in January 2012, when he became our Chief Executive Officer and President. Prior to joining Exar, he was a Partner at Crosslink Capital, a stage-independent venture capital and growth equity firm based in San Francisco, which he joined in January of 2008 and focused on semiconductor and alternative energy technology investment in private companies. Mr. DiNardo was a partner at VantagePoint Venture Partners from January of 2007 through January of 2008. Mr. DiNardo was President and Chief Operating Officer at Intersil Corporation from January 2005 through October 2006. Prior to his promotion, Mr. DiNardo held the position of Executive Vice President of the Power Management Business at Intersil. He held the position of President and Chief Executive Officer, as well as Co-Chairman of the Board of Directors at Xicor Corporation, a public company, from 2000 until Intersil acquired the company in July of 2004. Mr. DiNardo spent thirteen years at Linear Technology where he was Vice President of Worldwide Marketing and General Manager of the Mixed-Signal Business Unit. He began his career in the semiconductor industry at Analog Devices Incorporated where he served for eight years in a variety of technical and management roles. Mr. DiNardo holds a B.A. from Ursinus College, 1981. Among other qualifications, Mr. DiNardo brings extensive experience as an executive and board member of technology companies, as well as his commitment and operational knowledge as our Chief Executive Officer and President, to the Board of Directors.

PIERRE GUILBAULT

Pierre Guilbault became a director of the Company upon the acquisition of Sipex Corporation (“Sipex”) by the Company in August 2007. Mr. Guilbault served as a member of Sipex’s board of directors from September 2006 to August 2007. He has been with Future Electronics Inc. (“Future”), the Company’s largest distributor and an affiliate of the Company’s largest stockholder, since October 2002 as Executive Vice President and Chief Financial Officer. Prior to joining Future, Mr. Guilbault was Executive Vice President and Chief Financial Officer of My Virtual Model, Motion International Inc. and Steinberg, Inc. Mr. Guilbault became a Chartered Accountant in 1981 and earned a bachelor’s degree in Business Administration from University of Quebec at Montreal. Among other qualifications, Mr. Guilbault brings extensive finance experience in both high-technology and other industries as well as related international business experience (in particular in Canada), including service as a public company chief financial officer, to the Board of Directors.

BRIAN HILTON

Brian Hilton became a director of the Company through the acquisition of Sipex by the Company in August 2007. Mr. Hilton served as a member of Sipex’s board of directors from July 2004 to August 2007 and as the Chairman of the board of directors of Sipex from October 2006 to August 2007. He has over 35 years of experience in the semiconductor industry. Mr. Hilton has been retired since 2002. From 1997 to 2002, Mr. Hilton was President of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding its presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola, Inc., reaching the position of Corporate Vice President and Director of Worldwide Sales and Marketing for Motorola Semiconductor Products Sector (“SPS”). From 1979 to 1981, Mr. Hilton served as Vice President Finance & Administration for Motorola SPS. From 1976 to 1978, Mr. Hilton served as the Vice President and Corporate Controller for Motorola Canada Limited. From 1969 to 1971, Mr. Hilton served as Division Controller for the Motorola Automotive Products Division. From 1964 to 1967, Mr. Hilton participated in the General Motors financial management program. Mr. Hilton currently serves as a director of Border States Electric. Mr. Hilton graduated with a BA from the University of Manitoba. Among other qualifications, Mr. Hilton brings extensive finance and accounting experience in both high-technology and other industries, in particular strong channel experience, to the Board of Directors.

RICHARD L. LEZA

Richard L. Leza became a director of the Company in October 2005 and was elected Chairman of the Board in September 2006. He was appointed as the acting Chief Executive Officer and President (Interim) of the Company in February 2007, and he served in that position until August 2007. In November 2011, Mr. Leza was appointed interim Chief Executive Officer and President and served in this capacity until January 2, 2012. Mr. Leza was the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. Mr. Leza served in such position, which was his principal occupation and employment, from 1988 to 2007. He was also the co-founder, past Chairman and past President of Hispanic-Net, a non-profit organization. From 1998 to 2001, Mr. Leza was the co-founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief Executive Officer of RMC Group, Inc., which provided management and research services for public and private technology companies. Mr. Leza was a board member of the Stanford Graduate School of Business Advisory Council from 2001 to 2007 and is Emeriti Director of the New Mexico State University Foundation Board. Mr. Leza served as a director of AI Research Corporation from 1988 to 2008. Mr. Leza is now a member of the SEC Advisory Committee on Small and Emerging Companies. He is a three time member of Hispanic Business Magazine’s top 100 influential Hispanics in the United States. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza earned an MBA from the Stanford University Graduate School of Business and a B.S. in Civil Engineering from New Mexico State University. Among other qualifications, Mr. Leza brings financial expertise as well as a valuable and different perspective due to his broad technology background and experience in venture capital to the Board of Directors.

GARY MEYERS

Gary Meyers became a director of the Company in May 2008. In April 2012, Mr. Meyers became President and Chief Executive Officer of FusionOps, a provider of cloud based supply chain analytics solutions. Mr. Meyers also serves on the board of directors of Oasys Design Systems, an Electronic Design Automation (EDA) firm. Mr. Meyers served as Vice President and General Manager, Synplicity Business Group of Synopsys, Inc., a leading supplier of EDA software from May 2008 through April 2010. From October 2004 until its acquisition by Synopsys in May 2008, Mr. Meyers served as President and Chief Executive Officer of Synplicity, Inc., a public company supplying EDA tools for the programmable logic market, and from January 2005 until its acquisition as a member of the board of directors of Synplicity. From August 2004 to October 2004, he served as Synplicity’s President and Chief Operating Officer, and from November 1999 to August 2004, Mr. Meyers served as Synplicity’s Vice President of Worldwide Sales. Mr. Meyers served on the board of directors of SpiraTech Limited prior to its acquisition by Mentor Graphics Corporation and the board of directors of Mentor Graphics Corporation from May 2011 to May 2012. He also held a number of senior management positions at LSI Corporation. Mr. Meyers has an MBA from UCLA, and he received his BSEE, Summa Cum Laude, from the University of Maryland. Among other qualifications, Mr. Meyers brings extensive experience in the semiconductor industry, in particular a strong systems level background, as well as executive leadership experience, to the Board of Directors.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and voting is required for the election of each of the above nominees. The seven (7) nominees for election to the Board who receive the highest number of affirmative votes shall be elected as directors. You may not vote for more than seven (7) nominees, and the proxies solicited by this Proxy Statement may not be voted for more than seven (7) nominees. The election of directors is not a matter on which a broker or other nominee is empowered to vote and therefore there may be broker non-votes on Proposal 1; however, broker non-votes and withheld votes will have no effect on the outcome of the election of candidates for director.

Notwithstanding the foregoing, the Board of Directors has adopted a policy that, in an uncontested election, any nominee elected to the Board but not receiving the affirmative vote of at least a majority of the shares present in person or represented by proxy and voting at the Annual Meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of our stockholders.

Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person(s) as may be designated by the Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the above nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of BDO USA, LLP, independent registered public accounting firm for the Company during the fiscal year ended March 31, 2013, to serve in the same capacity for the fiscal year ending March 30, 2014, and is asking the stockholders to ratify this appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Principal Accountant

The following table shows the fees paid or accrued by us for audit and other services provided by BDO USA, LLP for fiscal year 2013. Since the Company engaged BDO USA, LLP in November 2012, the Company did not pay any fees to BDO USA, LLP in fiscal year 2012.

Description of Services	2013

Audit Fees	$439,200

Audit-Related Fees	$16,000

Total	$455,200

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of our annual financial statements and the audit of internal controls, quarterly review of financial statements included in our Quarterly Report on Form 10-Q, and audit services provided in connection with other statutory and regulatory filings.

Audit-Related Fees. Audit-Related Fees include professional services reasonably related to the audit of our financial statements, including but not limited to due diligence services related to acquisitions.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to, the preparation of federal and state tax returns. The Company paid no tax fees to BDO USA, LLP in fiscal years 2013 and 2012.

All Other Fees. All Other Fees include professional services related to non-audit related consulting services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter requires that the Audit Committee pre-approve all audit and non-audit services provided to the Company by the independent auditors. All of the fiscal year 2013 audit and audit related services were pre-approved by the Audit Committee of the Company’s Board of Directors.

 Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter is required to ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm.

Change in the Company’s Certifying Accountant

On November 12, 2012, the Audit Committee approved the dismissal of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm. On November 12, 2012, the Company’s management, on behalf of the Audit Committee, notified PwC of its dismissal as its independent registered public accounting firm.

PwC’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended April 1, 2012 and March 27, 2011 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended April 1, 2012 and March 27, 2011, and through November 12, 2012, there were (i) no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreement in their reports on the financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v)(A)-(D) of Regulation S-K.

On November 12, 2012, the Audit Committee approved the engagement of BDO USA, LLP as the Company’s independent registered public accounting firm. The Company decided to change its independent registered public accounting firm in order to achieve expected significant cost savings. During the fiscal years ended April 1, 2012 and March 27, 2011 and through November 12, 2012, neither the Company nor anyone on its behalf had consulted with BDO USA, LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and either a written report was provided to the Company or oral advice was provided that BDO USA, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 30, 2014.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company is providing its stockholders with the opportunity to cast a non-binding, advisory vote to approve the compensation of the Named Executive Officers as disclosed in this proxy statement (including in the compensation tables and narratives accompanying those tables as well as in the Compensation Discussion and Analysis).

As described more fully in the Compensation Discussion and Analysis beginning on page 30 of this proxy statement, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.

In furtherance of these objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

●

Under the executive compensation arrangements approved for Mr. DiNardo in connection with his hiring as Chief Executive Officer in January 2012, approximately 91.3% of his target total direct compensation is performance based and/or linked to the value of the Company’s stock price (based on the equity awards granted to him early in 2012 under his employment agreement and his target annual incentive for fiscal year 2013).

●

The equity awards granted to Mr. DiNardo under his employment agreement included stock options and performance-based restricted stock units. The options have value only if the Company’s stock price increases during the vesting period, and a portion of these options are subject to performance-based vesting requirements and will vest only if the Company’s stock price achieves specified levels over fiscal years 2013 through 2016. Mr. DiNardo’s performance-based restricted stock units vest only if specified financial targets for fiscal years 2013 through 2015 are achieved and long-term service requirements are met.

●

The long-term incentive equity awards granted to the other Named Executive Officers in fiscal year 2013 consisted of stock options which are subject to four-year vesting schedules and have value only if the Company’s stock price increases over the vesting period and awards of restricted stock units that are subject to three-year vesting schedules which provide an additional retention incentive. Each of these awards is intended to further align the interests of the Company’s executives with those of stockholders.

●

Annual incentive awards for executives are subject to achievement of specific short-term goals deemed important to our long-term growth and success. These awards are determined based on multiple financial goals, and no incentives are paid unless the Company achieves specific threshold levels of performance. The performance goals established under the program are intended to be challenging, and consistent with our pay-for-performance philosophy, until fiscal 2013 no amounts had been paid to the Company’s executives under the program since fiscal year 2008.

●

Annual incentive awards are also granted in the form of restricted stock units, rather than cash bonuses, and thus further links the interest of executives with those of stockholders as the value of the bonus opportunity fluctuates with the Company’s stock price over the corresponding year. The awards (if payable) are subject to maximum payout amounts.

Our executive compensation program has been carefully designed to support our long-term business strategies and drive creation of stockholder value. We believe that it is aligned with the competitive market for talent, very sensitive to Company performance and structured to provide long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance over time and compares favorably with the compensation programs of our peer companies.

Given the information provided above and elsewhere in this proxy statement and in accordance with the requirements of Section 14A of the Securities Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related SEC rules and regulations, the Board of Directors asks you to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve the compensation of the Company’s Named Executive Officers described in the proxy statement under the section titled “Executive Compensation”, including the Compensation Discussion and Analysis, compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of Regulation S-K.”

The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2014 Annual Meeting of Stockholders.

Required Vote

The say-on-pay proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and voting on the matter.

As an advisory vote, this proposal is non-binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval of the compensation of our named executive officers disclosed in this proxy statement under the section titled “Executive Compensation,” including the compensation tables and other narrative executive compensation disclosures therein, required by Item 402 of SEC Regulation S-K.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of a proxy.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information, as of March 31, 2013, concerning shares of our Common Stock authorized for issuance under all of the Company’s equity compensation plans. We maintain the following equity compensation plans: the Exar Corporation 1996 Non-Employee Directors’ Stock Option Plan (the “Exar Director Plan”), the Exar Corporation 1997 Equity Incentive Plan (the “Exar 1997 Plan”), the Exar Corporation 2000 Equity Incentive Plan (the “Exar 2000 Plan”) and the 2006 Plan. Other than the Exar 2000 Plan, each of these plans has been approved by the Company’s stockholders. In addition, pursuant to its merger with Sipex Corporation, the Company assumed the following plans: the Sipex Corporation 1997 Stock Option Plan (the “Sipex 1997 Plan”), the Sipex Corporation 1999 Stock Plan (the “Sipex 1999 Plan”), the Sipex Corporation 2000 Non-Qualified Stock Option Plan (the “Sipex 2000 Plan”), the Sipex Corporation Amended and Restated 2002 Nonstatutory Stock Option Plan (the “Sipex 2002 Plan”) and the Sipex 2006 Plan. Other than the Sipex 2000 Plan and the Sipex 2002 Plan, each of these plans was approved by the stockholders of Sipex Corporation.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by stockholders	5,452,890	(1)	$7.72	(2)	3,979,371	(3)

Equity compensation plans not approved by stockholders	1,316,636	(4)	$6.55		—

Total	6,769,526		$7.47		3,979,371

(1)

Of these shares, none were subject to stock options granted under the Exar Director Plan, 1,000 were subject to stock options granted under the Exar 1997 Plan, 4,525,978 were subject to stock options granted under the 2006 Plan, 18,585 were subject to stock options granted under the Sipex 1999 Plan, and 304,500 were subject to stock options granted under the Sipex 2006 Plan. In addition, this number includes 602,827 shares that were subject to outstanding stock unit awards granted under the 2006 Plan. Our authority to grant new awards under the Exar Director Plan and the Exar 1997 Plan terminated on September 7, 2006. This number and the number reflected in column (b) do not include 45,634 shares that were subject to stock options assumed by the Company that were outstanding under the Sipex 1997 Plan or that were subject to grants not made under a plan at the time of our acquisition of Sipex Corporation (such assumed options having a weighted average exercise price per share of $9.84). No new awards may be granted under the Sipex 1997 Plan.

(2)	This amount does not reflect the outstanding restricted stock unit awards granted under the 2006 Plan.

(3)

Of these shares, 3,833,868 were available for award grants under the 2006 Plan, none were available for award grants under the Sipex 1999 Plan, and 145,503 were available for award grants under the Sipex 2006 Plan. The shares available for awards under these plans are, subject to certain other limits under the applicable plan, generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted stock awards, stock bonuses and other stock-based awards.

(4)

Of these shares, none were subject to stock options granted under the Exar 2000 Plan, 35,296 were subject to stock options granted under the Sipex 2000 Plan, and 81,340 were subject to stock options granted under the Sipex 2002 Plan. Our authority to grant new awards under the Exar 2000 Plan terminated on September 7, 2006. In addition, 1,200,000 of these shares were subject to stock options granted to Mr. DiNardo in connection with his commencing employment with the Company. These options were not granted under any of the Company’s equity incentive plans.

 Equity Compensation Plans Not Approved by Stockholders

Exar 2000 Plan. In September 2000, our Board of Directors approved the Exar 2000 Plan. The Exar 2000 Plan is administered by our Board of Directors or a committee of our Board of Directors (“Committee”) and provides for the grant of non-statutory options, stock bonuses, rights to purchase restricted stock, or a combination of the foregoing (collectively “Stock Awards”) to employees and consultants in our service or in the service of our affiliates. Options granted under the Exar 2000 Plan have an exercise price that is not less than the fair market value of our Common Stock on the date of grant. The Exar 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, (b) twelve months after termination of service as a result of disability, or (c) eighteen months after termination of service as a result of death. The Exar 2000 Plan permits options to be exercised with cash, other shares of our Common Stock, or any other form of legal consideration acceptable to our Board of Directors or Committee. In the event of (i) a dissolution or liquidation, (ii) a merger or consolidation in which we are not the surviving corporation, (iii) a reverse merger in which we are the surviving corporation, but the shares of our Common Stock outstanding immediately preceding the merger are converted into other property, or (iv) any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, excluding in each case a capital reorganization in which the purpose is to change the state of our incorporation, the Exar 2000 Plan provides that each outstanding stock award will fully vest and become exercisable for a period of at least ten (10) days. Outstanding stock awards that are not exercised prior to the occurrence of any of the listed events will terminate on the date of such event, unless the successor corporation assumes such awards.

Sipex 2000 Plan and Sipex 2002 Plan. The Sipex 2000 Plan was adopted by the Sipex board of directors on October 31, 2000, and the Sipex 2002 Plan was adopted by the Sipex board of directors on September 21, 2001. Pursuant to the merger, we assumed the options that were outstanding under these plans at the time of the merger and have the authority to make grants under these plans after the merger. Under the terms of these plans and as provided under the applicable listing exchange rules, our Board of Directors or Committee may grant nonqualified stock options to individuals employed by Sipex or its subsidiaries on or after the merger date and other eligible persons not employed by us or our subsidiaries at the time of the merger. Our Board of Directors or Committee determines the purchase price for any shares of our Common Stock subject to an option granted under these plans, the vesting schedule (if any) applicable to each grant, the term of each grant, and the other terms and conditions of each grant, in each case subject to the limitations of the applicable plan. Generally, options granted under these plans may not be for a term of more than ten years and, subject to limited exceptions, the exercise price of those options may not be less than the fair market value of the stock subject to the award at the time of the grant.

The Sipex 2000 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than as a result of death or disability, or (b) 180 days after termination of service as a result of death or disability. The Sipex 2002 Plan provides that vested options may generally be exercised for (a) three months after termination of service other than due to death or disability, or (b) six months after termination of service as a result of disability or death. Each of these plans permits options to be exercised with cash, other shares of our Common Stock, or any other form of legal consideration acceptable to our Board of Directors or Committee. Our Board of Directors or Committee has the authority to accelerate the vesting of any option under these plans. In the event of a consolidation, merger, or asset sale, the board of directors of any entity assuming these plans shall, as to any outstanding options, either (i) make appropriate provision for the continuation of such options, (ii) provide that such options must be exercised within a specified period time, at the conclusion of which any unexercised options will terminate, or (iii) terminate all options in exchange for a cash payment.

Inducement Option Grant to Mr. DiNardo. In January 2012, Mr. DiNardo was granted an option to purchase 1,200,000 shares of the Company’s common stock. The grant was made as an inducement to Mr. DiNardo to accept employment with the Company and was not made under any of the Company’s stock incentive plans. The vesting terms of Mr. DiNardo’s option grant are described below in the notes to the “Outstanding Equity Awards at Fiscal Year 2013 Year-End” table, and the other terms of Mr. DiNardo’s option are generally the same as those of other options granted under the 2006 Plan.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of July 10, 2013:

•	each stockholder who is known by the Company to own beneficially more than 5% of our Common Stock;

•	each of our Named Executive Officers;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 47,423,236 shares of Common Stock outstanding as of July 10, 2013. In computing the number and percentage of shares beneficially owned by a particular person, shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after July 10, 2013 and restricted stock units for shares of Common Stock which are scheduled to vest and be distributed within sixty (60) days after July 10, 2013 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed in the table below is c/o Exar Corporation, 48760 Kato Road, Fremont, California 94538.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
Alonim Investments Inc.(2)	7,591,607	16.01%
1501 McGill College Avenue, 26th Floor, Montreal, Quebec, H3A 3N9
Soros Fund Management, LLC(3)	6,257,579	13.20%
888 Seventh Avenue, 33rd Floor, New York, NY 10106
Dimensional Fund Advisors LP(4)	3,482,048	7.34%
1299 Ocean Avenue, Santa Monica, CA 90401
BlackRock, Inc.(5)	3,256,409	6.87%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.(6)	2,626,765	5.54%
100 Vanguard Blvd, Malvem, PA 19355
Royce and Associates, LLC.(7)	2,577,733	5.44%
745 Fifth Avenue New York, NY 10151
Behrooz Abdi(8)	6,540	*
Izak Bencuya(9)	58,000	*
Louis DiNardo(10)	477,659	1.00%
Pierre Guilbault(11)	67,852	*
Brian Hilton(12)	87,200	*
Richard L. Leza(13)	73,250	*
Gary Meyers(14)	76,625	*
Ryan Benton(15)	12,353	*
Steve Bakos(16)	65,358	*
Thomas R. Melendrez(17)	247,436	*
Todd Smathers18)	172,681	*
Kevin Bauer(19)	119,740	*
All current directors and executive officers as a group (15 persons)(20)	1,492,032	3.07%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the executive officers, directors, and principal stockholders and on Schedules 13D, 13G and 13G/A filed with the SEC.

(2)

Based on a Schedule 13D filed with the SEC on September 4, 2007, Alonim Investments Inc. (“Alonim”) owned beneficially and of record, as of August 25, 2007, 7,591,607 shares of Common Stock through its wholly owned affiliate, Rodfre Holdings LLC. Each of Alonim, Robmilco Holdings Ltd. (“Robmilco”) and Robert G. Miller reported sole voting power and sole dispositive power with respect to such shares. As of August 25, 2007, Robmilco, a shareholder of Alonim, had no direct beneficial ownership and its only indirect beneficial ownership is as reported by Alonim; Robert G. Miller is the majority shareholder of Robmilco. Robert G. Miller, the sole director and president of Alonim, may be deemed to share the power to vote or direct the voting of and to dispose or direct the disposition of such shares as a result of his management position with Alonim. Alonim and its affiliates disclaim beneficial ownership of 150,277 shares held by Joie Investment Holding LLC (“Joie”). Rodney H. Miller, one of the beneficiaries of a trust that is a shareholder of Alonim, and MJM Publicity Ltd. beneficially own, respectively, 77.77% and 22.227% of the voting stock of the parent company of Joie. Rodney H. Miller shares with MJM Publicity Ltd. the power to vote and to dispose of the 150,277 shares of Common Stock held through Joie. In addition, Alonim and its affiliates disclaim beneficial ownership of 67,852 shares subject to outstanding options and restricted stock units granted to Pierre Guilbault, which were exercisable on July 10, 2011, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim. The address provided in the filing for Robmilco is the same as the address provided in the filing for Alonim and such address is noted in the table above. The residential address provided in the filing for Robert G. Miller is 78 Summit Crescent, in Montreal (Westmount), Quebec, Canada.

(3)

Based on a Schedule 13G/A filed with the SEC on February 14, 2013, Soros Fund Management LLC (“SFM LLC”) reported sole voting power and sole dispositive power with respect 6,366,666 shares of Common Stock. Subsequent to the filing of the Schedule 13G/A Form 4’s were filed to record sales of shares. Based on Form 4 filed on June 18, 2013, the number of shares owned is 6,257,579.

(4)

Based on a Schedule 13G/A filed with the SEC on February 11, 2013, Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors Inc.) (“Dimensional”) reported sole voting power with respect to 3,423,106 shares of Common Stock and sole dispositive power with respect to 3,482,048 shares of Common Stock. Dimensional disclaims beneficial ownership of such shares.

(5)	Based on a Schedule 13G/A filed with the SEC on February 7, 2012, BlackRock, Inc. (“BlackRock”) reported sole voting power and sole dispositive power with respect to 3,256,409 shares of Common Stock.

(6)

Based on a Schedule 13G/A filed with the SEC on February 11, 2013, The Vanguard Group, Inc. (“Vanguard”) reported sole voting power with respect to 58,029 shares of Common Stock owned beneficially and of record, as of December 31, 2012, through its wholly owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Vanguard also reported sole dispositive power with respect to 2,570,236 shares of Common Stock and shared dispositive power with respect to 56,529 shares of Common Stock beneficially owned by Vanguard.

(7)

Based on a Schedule 13G/A filed with the SEC on January 7, 2013, Royce and Associates, LLC. (“Royce”) reported sole voting power and sole dispositive power with respect to 2,577,733 shares of Common Stock.

(8)

Includes 0 shares subject to outstanding options granted Mr. Abdi, which were exercisable on July 10, 2013, or within 60 days after that date. Includes 6,540 restricted stock units which vest on July 10, 2013, or within 60 days after that date.

(9)

Includes 34,000 shares subject to outstanding options granted to Dr. Bencuya, which were exercisable on July 10, 2013, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 10, 2013, or within 60 days after that date.

(10)	Includes 420,000 shares subject to outstanding options granted to Mr. DiNardo, which were exercisable on July 10, 2013, or within 60 days after that date.

(11)

Includes 44,852 shares subject to outstanding options granted to Mr. Guilbault, which were exercisable on July 10, 2013, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 10, 2013, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim Investments Inc., and therefore may be deemed to beneficially own the shares listed in the table for Alonim Investments Inc. Mr. Guilbault disclaims beneficial ownership of those shares and of the 150,277 shares owned by Joie Investment Holding LLC described in footnote (2) above.

(12)

Includes 53,200 shares subject to outstanding options granted to Mr. Hilton, which were exercisable on July 10, 2013, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 10, 2013, or within 60 days after that date.

(13)

Includes 10,000 shares subject to outstanding options granted to Mr. Leza, which were exercisable on July 10, 2013, or within 60 days after that date. Includes 9,500 restricted stock units which vest on July 10, 2013, or within 60 days after that date.

(14)

Includes 34,000 shares subject to outstanding options granted to Mr. Meyers, which were exercisable on July 10, 2013, or within 60 days after that date. Includes 7,000 restricted stock units which vest on July 10, 2013, or within 60 days after that date.

(15)	Includes 0 shares subject to outstanding options granted to Mr. Benton, which were exercisable on July 10, 2013, or within 60 days after that date.

(16)

Includes 50,000 shares subject to outstanding options granted to Mr. Bakos, which were exercisable on July 10, 2013, or within 60 days after that date. Includes 8,334 restricted stock units which vest on July 10, 2013, or within 60 days of that date

(17)	Includes 211,750 shares subject to outstanding options granted to Mr. Melendrez, which were exercisable on July 10, 2013, or within 60 days after that date.

(18)	Includes 50,000 shares subject to outstanding options granted to Mr. Smathers, which were exercisable on July 10, 2013, or within 60 days after that date.

(19)	Includes 86,250 shares subject to outstanding options granted to Mr. Bauer, which were exercisable on July 10, 2013, or within 60 days after that date.

(20)

Includes 1,109,202 shares subject to outstanding options exercisable on July 10, 2013, or within 60 days after that date, and 52,374 restricted stock units which vest on July 10, 2013, or within 60 days after that date, including those identified in footnotes (8), (9), (10), (11), (12), (13), (14), (15), (16), (17) and (18) above.

EXECUTIVE OFFICERS

Our executive officers and their ages as of July 10, 2013, are as follows:

Name	Age	Position

Louis DiNardo	53	President, Chief Executive Officer and Director
Steve Bakos	46	Senior Vice President, Worldwide Sales and Marketing
Ryan A. Benton	42	Senior Vice President and Chief Financial Officer
Parviz Ghaffaripour	50	Senior Vice President, Connectivity and Power Management Products
Diane Hill	57	Vice President, Human Resources
Carlos Laber	61	Senior Vice President, Worldwide Research and Development
Thomas R. Melendrez	59	General Counsel, Secretary and Executive Vice President, Business Development
Todd Smathers	64	Senior Vice President, Worldwide Operations
Jiebing Wang	46	Vice President, Data Management

Certain information regarding the Company’s current executive officers is set forth below.

LOUIS DINARDO

Please see information regarding Mr. DiNardo under Proposal 1 above.

STEVE BAKOS

Steve Bakos was appointed Senior Vice President, Worldwide Sales and Marketing in July of 2012. Mr. Bakos has nearly 25 years of experience in analog and mixed signal sales and marketing, including over 10 years of executive management experience. Mr. Bakos began his sales career at National Semiconductor. Mr. Bakos spent the next 11 years at Linear Technology where he held various sales and marketing management positions. In 2002, he joined Xicor as Vice President of Worldwide Sales until the company was acquired by Intersil in July of 2004. At Intersil, he was appointed Vice President of Sales for the Americas and Global Distribution 2004 until 2006. Mr. Bakos spent the next several years as Vice President of Sales and Senior Vice President of Marketing and Sales for SiTime and Active-Semi, respectively. Prior to joining Exar, Mr. Bakos served as Vice President of Worldwide Sales at Conexant Systems. Mr. Bakos holds a Bachelor of Science in Engineering from Cornell University, Ithaca, NY.

RYAN A. BENTON

Ryan A. Benton was appointed Senior Vice President and Chief Financial Officer in December of 2012. Prior to joining the Company, Mr. Benton was Chief Financial Officer of SynapSense Corporation located in Folsom, California, a private venture backed company serving the Data Center Infrastructure Management market. Prior to SynapSense, from February 2007 until May 2012, Mr. Benton was Chief Financial Officer of SoloPower Inc, a manufacturer of thin-film solar cells and flexible solar modules, located in San Jose, California. From November 2004 until February 2007, Mr. Benton served as a financial consultant for the United States subsidiary of ASM International NV in Phoenix, Arizona, a semiconductor capital equipment company, where he supported acquisitions and integration process. He also served as Chief Financial Officer for PB Unlimited, an advertising specialty manufacturer located in the Dallas-Fort Worth area, from April 2002 through November 2004. Mr. Benton served as corporate controller for eFunds, which was a public company located in Scottsdale, Arizona that provides information technology solutions for the financial service industry, where he was employed from September 2000 until March 2002. Mr. Benton received his B.A. from the University of Texas.

PARVIZ GHAFFARIPOUR

Parviz Ghaffaripour was appointed Senior Vice President, Connectivity and Power Management Products in May of 2013. He brings over 29 years of analog mixed-signal experience to Exar. Mr. Ghaffaripour most recently served as CEO of Akros Silicon, a privately funded power management company located in Sunnyvale, California. Prior to Akros, he was Chief Operating Officer at Advanced Analogic Technologies which was acquired by Skyworks. Mr. Ghaffaripour has held technical and executive management roles at Maxim Integrated Products and National Semiconductor. Mr. Ghaffaripour began his career at Exar in 1984. He earned his B.S.E.E. at the University of California, Berkeley and his M.S.E.E. at Santa Clara University, and executive degrees in Business Administration at Stanford University and Western Ontario.

DIANE HILL

Diane Hill was appointed our Vice President, Human Resources in April 2010. With over 25 years of human resources experience, including 17 in the semiconductor industry, Ms. Hill is responsible for developing and implementing all global and regional human resources policies and programs at Exar. Since joining us in September 2000, Ms. Hill has held various senior Human Resources positions prior to her current role, including Division Vice President, Director and Senior Manager. Previously, Ms. Hill held various management positions at Daisy Systems Corporation, a manufacturer of computer hardware and software for electronic design automation (EDA), from October 1987 to April 1990 and Teledyne MEC, a subsidiary of Teledyne Technologies, Inc., from August 1979 to October 1987. Ms. Hill holds a BA in Psychology from the University of California at Santa Barbara.

CARLOS LABER

Carlos Laber was appointed our Senior Vice President, Worldwide Research and Development in February 2012. Mr. Laber has over 30 years of experience in analog, power and mixed-signal technology and product development. Prior to his appointment at Exar, Mr. Laber served as Senior Director of Product Development at ON Semiconductor and led the power management development efforts in Santa Clara, California. Mr. Laber was at ON Semiconductor for almost three years. Mr. Laber previously served for two years as Intersil’s Vice President of Worldwide Technology, and before that, two years as Intersil’s Vice President of Engineering for the Power Management Group. He joined Intersil after the acquisition of Xicor Incorporated, where he served for two years as Vice President of Engineering. Mr. Laber came to Xicor from Micrel Semiconductor where he was the Vice President of Engineering for the Analog and RF Product group for more than two years. Prior to Micrel, Mr. Laber served at Micro Linear for 16 years, where he was Vice President of Engineering. Before Micro Linear, Mr. Laber was at National Semiconductor and Intel Corporation where he had increasingly more senior design engineering and management roles. Mr. Laber holds a BSEE degree in Electromechanical and Electronic Engineering from the University of Buenos Aires, Argentina and an MSEE degree from the University of Minnesota, Minneapolis.

THOMAS R. MELENDREZ

Thomas R. Melendrez joined us in April 1986 as our Corporate Attorney. He was promoted to Director, Legal Affairs in July 1991, and again to Corporate Vice President, Legal Affairs in March 1993. In March 1996, he was promoted to Corporate Vice President, General Counsel and in June 2001, he was appointed Secretary. In April 2003, he was promoted to General Counsel, Secretary and Vice President of Business Development and in July 2005, he was promoted to Senior Vice President of Business Development. In April 2007, he was promoted to his current position as General Counsel, Secretary and Executive Vice President of Business Development. Mr. Melendrez has over 25 years of legal experience in the semiconductor and related industries and he received a BA from the University of Notre Dame, a JD from University of San Francisco and an MBA from Pepperdine University.

TODD SMATHERS

Todd Smathers was appointed our Senior Vice President, Worldwide Operations in March of 2012. Mr. Smathers has over 40 years of experience in analog and mixed-signal technology and product development. He served as Vice President of Operations at Intersil Corporation and Xicor, Incorporated, which was acquired by Intersil in 2004. Prior to joining Xicor, Mr. Smathers was General Manager of the Mixed Signal Business Unit at Linear Technology Corporation where he had previously served in a variety of management and executive roles since the company’s founding in 1981. Mr. Smathers holds a Bachelor of Science in Electrical Engineering degree from Clemson University.

JIEBING WANG

Jiebing Wang was appointed Vice President, Data Management in March 2012.  Dr. Wang joined us in April 2009 after the completion of our acquisition of hi/fn, inc. (“Hifn”). Dr. Wang joined Hifn in March 2004 as President of Hifn’s China Operations based in Hangzhou and was promoted to Vice President of Worldwide Engineering and General Manager of Hifn’s China Product Operations in March 2007. Before joining Hifn, Dr. Wang was a founder and CTO of Hangzhou C-Sky Microsystems from 2002 to 2004, where he led the development of a high performance 32-bit embedded CPU. Dr. Wang has held technical positions with Nishan Systems, Philips Semiconductors and Toshiba America from 1998 to 2002. Dr. Wang has extensive technical experiences in the area of networking, security and embedded systems. Dr. Wang earned his Ph.D. in physics from the University of Nevada, and a master’s degree in electrical engineering from Stanford University.

Executive Stock Ownership Guidelines

The Board has adopted the following stock ownership guidelines for its Named Executive Officers and certain other officers who report directly to the Company’s Chief Executive Officer and President (collectively, the “Participating Executives”):

Within three years of becoming a Participating Executive, each such officer is expected to accumulate and thereafter continue to hold a minimum of 14,000 shares of our Common Stock. Restricted stock and shares issued upon distribution pursuant to restricted stock units are applied toward this goal. Shares subject to outstanding and unexercised options do not count for purposes of this stock ownership requirement.

It is intended that Participating Executives hold, through outright ownership and through equity award grants, a meaningful number of shares of our Common Stock and that the guidelines be flexible in appropriate circumstances in order to avoid foreclosing the appointment of viable candidates to be Participating Executives. We believe that each current Participating Executive who has served the Company for at least three years in such capacity is in compliance with these ownership guidelines.

EXECUTIVE COMPENSATION MATTERS

Executive Compensation Discussion and Analysis

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as the Company’s principal executive officer or the Company’s principal financial officer during fiscal year 2013, as well as the Company’s three other most highly compensated executive officers during fiscal year 2013 who were serving as executive officers at the end of the fiscal year and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the registrant at the end of fiscal year 2013. These individuals are listed in the Summary Compensation Table below and are referred to herein as the “Named Executive Officers.”

The Company’s executive compensation programs are determined and approved by the Company’s Compensation Committee. The Compensation Committee currently consists of three (3) directors: Messrs. Bencuya (Chair), Leza and Meyers. None of the Company’s Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of the Company’s Chief Executive Officer and President in setting compensation levels for the Company’s other executive officers.

Executive Summary

As described more fully in this Compensation Discussion and Analysis section below, the objectives of our executive compensation program are to allow us to recruit and retain superior talent, to create a direct relationship between executive compensation and performance, and to create proper incentives to enhance the value of the Company and reward superior performance.

In furtherance of these objectives, the Company’s executive compensation program includes a number of features intended to reflect best practices in the market and help ensure that the program reinforces stockholder interests by linking the compensation we pay to our executives directly to our performance. These features include the following:

●

Under the executive compensation arrangements approved for Mr. DiNardo in connection with his hiring as Chief Executive Officer, approximately 91.3% of his target total direct compensation is performance based and/or linked to the value of the Company’s stock price (based on the equity awards granted to him early in 2012 under his employment agreement and his target annual incentive for fiscal year 2013). As used in this proxy statement, the term “total direct compensation” means the aggregate amount of an executive’s base salary, target annual incentive awards, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.

●

The equity awards granted to Mr. DiNardo under his employment agreement included stock options and performance-based restricted stock units. The options have value only if the Company’s stock price increases during the vesting period, and a portion of these options are subject to performance-based vesting requirements and will vest only if the Company’s stock price achieves specified levels over fiscal years 2013 through 2016. Mr. DiNardo’s performance-based restricted stock units vest only if specified financial targets for fiscal years 2013 through 2015 are achieved and long-term service requirements are met.

●

The long-term incentive equity awards granted to the other Named Executive Officers in fiscal year 2013 consisted of stock options which are subject to four-year vesting schedules and have value only if the Company’s stock price increases over the vesting period and awards of restricted stock units that are subject to three-year vesting schedules which provide an additional retention incentive. Each of these awards is intended to further align the interests of the Company’s executives with those of stockholders.

●

Annual incentive awards for executives are subject to achievement of specific short-term goals deemed important to our long-term growth and success. These awards are determined based on multiple financial goals, and no incentives are paid unless the Company achieves specific threshold levels of performance. The performance goals established under the program are intended to be challenging, and consistent with our pay-for-performance philosophy, until fiscal year 2013 no amounts had been paid to the Company’s executives under the program since fiscal year 2008.

●

Annual incentive awards are also granted in the form of restricted stock units, rather than cash bonuses, and thus further links the interest of executives with those of stockholders as the value of the bonus opportunity fluctuates with the Company’s stock price over the corresponding year. The awards (if payable) are subject to maximum payout amounts.

●

The Company has certain stock ownership guidelines applicable to the Participating Executives, which were adopted this year, and applicable to the non-employee directors. Under the guidelines, the Participating Executives are expected to own 14,000 shares of Company common stock within 3 years of being named a Participating Executive. Non-employee directors are expected to own 14,500 shares of Company common stock within 3 years of such director’s appointment or election.

●	Louis DiNardo’s employment agreement, as more fully described below in “Employment Agreement with Mr. Dinardo”, contains certain claw-back provisions.

●	The Company’s executive employment agreements, with one exception, do not contain any tax gross up provisions upon a change of control.

●	The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

Our executive compensation program has been carefully designed to support our long-term business strategies and drive creation of stockholder value. We believe that it is aligned with the competitive market for talent, very sensitive to Company performance and structured to provide long-term incentives to maintain and improve the Company’s long-term profitability. We believe the program delivers reasonable pay which is strongly linked to Company performance over time and compares favorably with the compensation programs of our peer companies.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts periodic reviews of the Company’s executive compensation programs to help ensure that:

•

the program is designed to achieve the Company’s goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability;

•	the program fairly rewards performance which is tied to creating stockholder value; and

•	the program provides compensation levels that are reasonable in light of the executive compensation programs of similar companies.

The Company’s current executive compensation program is based on three components, which are designed to be consistent with the Company’s compensation philosophy: (1) base salary; (2) annual incentive awards; and (3) long-term incentive equity awards, which may include stock options and awards of restricted stock units that are subject to time-based and/or performance-based vesting requirements. The Company also provides severance benefits to certain Named Executive Officers if their employment terminates under certain circumstances. The Company does not provide any material perquisites to the Named Executive Officers.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, severance and other termination benefits are primarily intended to attract and retain highly qualified executives by providing fixed levels of compensation where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). The Company believes that providing predictable compensation as a component of total compensation helps the Company to attract and retain top executives and reward their continued productive service. Annual incentive awards are primarily intended to motivate the Named Executive Officers to achieve specific short-term strategies and operating objectives, while the Company’s long-term incentive awards are primarily intended to align the Named Executive Officers’ long-term interests with stockholders’ long-term interests (although annual incentive awards paid in the form of equity also serve to further align the interests of executives with those of stockholders). Annual and long-term incentive awards are designed to reward performance and thus the creation of stockholder value, although the Company believes these elements of its executive compensation program also help the Company to attract and retain top executives. In particular, the Company’s grants of equity incentives to Mr. DiNardo in early 2012 provide incentives to achieve specific results over the next three years that the Company believes will create significant value for stockholders.

The Compensation Committee believes that performance-based compensation such as annual and long-term incentives play a significant role in aligning management’s interests with those of the Company’s stockholders. For this reason, these forms of compensation are generally paid to executives in the form of equity and constitute a substantial portion of each of the Named Executive Officers’ potential compensation. For example, as noted above, the Compensation Committee approved executive compensation arrangements for Mr. DiNardo in connection with his hiring as Chief Executive Officer that are intended to result in approximately 91.3% of his target total direct compensation being performance based and/or linked to the value of the Company’s stock price (based on the equity awards granted to him early in 2012 under his employment agreement and his target annual incentive for fiscal year 2013), with his base salary constituting the balance of his target total direct compensation. The Company’s compensation packages are designed to promote teamwork, initiative and resourcefulness by setting specific performance goals for the Company’s executive team and linking their compensation directly to the achievement of those goals.

Compensation Consultants; Review of Compensation Data

From time to time as the Compensation Committee deems appropriate, it retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data. The Compensation Committee engaged Radford Consulting (“Radford”) as its independent compensation consultant in the fourth quarter of fiscal year 2011 (March 2011) to analyze the Company’s existing executive compensation practices and design, and to provide guidance on structure such that these programs create competitive compensation opportunities that align the interests of executive management, the Company and its stockholders for fiscal years 2012 and 2013. Specifically Radford’s assistance was requested in reviewing the peer group mix, assessing total direct compensation (including base, target annual incentive and annual long-term incentive), and analyzing short- and long-term incentive practices and design with respect to fiscal years 2012 and 2013 compensation. The Compensation Committee utilized the data provided by Radford, including data relating to the peer companies below, and data from the Radford Executive Survey in making executive compensation decisions for fiscal years 2012 and 2013. The Radford Executive Survey is a broad-based survey of executive compensation in which a large number of high-tech companies (in particular semiconductor companies) participate, including many of the peer companies listed below. In reviewing this survey data, the Compensation Committee does not focus on any particular company used in the survey.

In March 2013, the Compensation Committee engaged Compensia, Inc. (“Compensia”) to conduct an independent analysis of executive compensation, including a comprehensive market analysis of total direct compensation, a review of the Company’s Peer group and a summary of executive compensation trends. Other than their services for the Compensation Committee, neither Radford nor Compensia provided any consulting services to the Company or management during fiscal 2013. Radford continues to provide benchmark survey data to support annual compensation analyses. The Compensation Committee has assessed the independence of Radford and Compensia and concluded that its engagement of these firms do not raise any conflict of interest with the Company or any of its directors or executive officers.

In April 2013, the Compensation Committee approved the following group of companies, which was reviewed by Compensia in connection with their assessment, as peer companies in making its compensation decisions for fiscal year 2014:

Alpha & Omega Semiconductor	Micrel, Incorporated
ANADIGICS, Inc.	Maxlinear
Applied Micro Circuits Corporation	Mindspeed Technologies.
Cavicum	Peregrine Semiconductor
Cirrus Logic, Inc.	PLX Technology, Inc.
Entropic Communications, Inc.	Power Integrations, Inc.
Ikanos Communication, Inc.	Sigma Designs, Inc.
Inphi	Silicon Image, Inc.
Integrated Device Technology	Vitesse Semiconductor Corporation
Intersil	Silicon Laboratories
IX4S	Volterra Semiconductor Corporation
Lattice Semiconductor Corporation

The Company views its current executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that the Company believes achieve its compensation objectives. In general, in determining total target compensation levels, the Compensation Committee considers a number of factors such as individual performance, experience, peer practices and market trends/data. The Compensation Committee, however, retains discretion to set compensation targets at such levels as it deems appropriate to attract and retain highly qualified executives.

Role of Stockholder Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote to approve its executive compensation program (referred to as a “say-on-pay proposal”). At the annual meeting of stockholders held in September 2012, approximately 88% of the votes actually cast on the say-on-pay proposal at that meeting were voted in favor of the proposal which represents a significant increase in support for the program over the vote at the 2011 annual meeting. The Company would like to continue to see greater support for its program from stockholders and, as part of its ongoing stockholder outreach efforts, sought feedback on the program from certain of its institutional investors during fiscal year 2013. The Compensation Committee also considers the voting results on the Company’s say-on-pay proposals in making its decisions on executive compensation. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the named executive officers.

Employment Agreement with Mr. DiNardo

In December 2011, the Company entered into an employment agreement with Mr. DiNardo to serve as our Chief Executive Officer.

The compensation arrangements in Mr. DiNardo’s employment agreement were the result of negotiations between Mr. DiNardo and the Company. The Compensation Committee determined, in its judgment and based on Mr. DiNardo’s experience and its assessment of compensation data provided by Radford generally for chief executive officers of the peer companies identified above, that the compensation levels, awards and other terms of his agreement were appropriate to attract and retain him as our Chief Executive Officer and that they were also consistent with the Company’s compensation philosophy of linking a substantial portion of each executive officer’s compensation opportunities to performance and increases in long-term stockholder value. The Compensation Committee also considered that in addition to the significant link between performance and compensation, Mr. DiNardo’s employment agreement also includes other provisions that benefit the Company, including that the agreement is for a fixed term (it does not have an “evergreen” provision), does not include tax gross-up payments, does not provide for special benefits or perquisites not offered by the Company to its employees generally, includes certain claw-back provisions, and provides for severance only in certain limited circumstances should a termination of Mr. DiNardo’s employment actually occur and only if he provides a release of claims to the Company. ;

The initial term of Mr. DiNardo’s employment agreement is four years, and his initial base salary was set at $500,000. In fiscal year 2013, Mr. DiNardo’s base salary was $500,000. Beginning in fiscal year 2013, Mr. DiNardo was eligible to receive an annual incentive bonus, with a target bonus of 100 percent of his base salary, payable in restricted stock units. In connection with fiscal year 2013, Mr. DiNardo’s incentive bonus was 57,726 restricted stock units. Under the Company’s annual incentive program for executive officers (as described in more detail below), Mr. DiNardo’s bonus opportunity for fiscal year 2013 was granted in April 2012 in the form of 58,754 restricted stock units (the “Target RSUs”), which was determined by dividing (i) $500,000 by (ii) the closing price of a share of the Company’s common stock on the first day of the 2013 fiscal year. The Target RSUs will vest as follows (subject in each case to Mr. DiNardo’s continued employment through the applicable vesting date): (a) twenty-five percent of the Target RSUs will vest six months after the first day of the 2013 fiscal year; (b) an additional twenty-five percent of the Target RSUs will vest on the last day of the 2013 fiscal year; and (c) up to fifty percent of the Target RSUs will be eligible to vest in accordance with the terms of the executive incentive program for fiscal year 2013 and on the date that the Compensation Committee determines the vesting percentage of RSU awards granted to the Company’s senior executives generally under the program (and none of this portion of the award will vest if the vesting percentage under the program for the 2013 fiscal year is not greater than fifty percent). The Compensation Committee determined that it would be appropriate for one-half of Mr. DiNardo’s bonus opportunity to be subject to time-based vesting only as an inducement to accepting employment with the Company and to provide him with an additional retention incentive. For fiscal years after 2013, Mr. DiNardo’s annual incentive opportunity will be subject to such Company and individual performance criteria as established by the Compensation Committee. Mr. DiNardo was also awarded a signing bonus of $150,000 upon joining the Company. The amount of this signing bonus was negotiated with Mr. DiNardo, and he would be required to return the signing bonus to the Company if his employment terminates under certain circumstances within the first 12 months following his start date. Mr. Dinardo’s employment was not terminated during the first 12 months following his start date and as a result, Mr. DiNardo is not required to return the signing bonus. The Compensation Committee believes that such signing bonuses are an appropriate means of inducing qualified individuals to join the Company and provide an additional retention incentive for these individuals. The Company has paid and reimbursed Mr. DiNardo for certain relocation and transportation costs incurred in calendar year 2012 in connection with his commencing employment with the Company in the amount of $49,000.

Under his employment agreement, Mr. DiNardo also received a time-based option to purchase 720,000 shares of the Company’s common stock, which vests over a four-year period, and a performance-based option to purchase 480,000 shares. The vesting of the performance-based option depends on the Company’s stock price achieving specified levels over the next four years (ranging from a target price of $7.50 for fiscal year 2013 through a target price of $15.00 for fiscal year 2016). Each option has an exercise price equal to the closing price of the Company’s common stock on the grant date and a maximum term of seven (7) years. For fiscal year 2013, the performance measures were achieved as the Company’s stock price exceed $7.50 for 45 consecutive days and, as a result, 120,000 of Mr. DiNardo’s performance-based options vested. In addition, Mr. DiNardo received an award in April 2012 of 300,000 performance restricted stock units (RSUs). This award consists of three equal tranches of 100,000 RSUs (each, a “Tranche”) that will be eligible to vest if the Company achieves certain performance objectives for the 2013, 2014 and 2015 fiscal years. Specifically, the vesting of each Tranche is contingent on the Company achieving performance targets for earnings before interest and taxes (determined on a non-GAAP basis as the Company has historically reported such amounts to investors during earnings calls) and, in the case of the Tranches for the 2014 and 2015 fiscal years, revenue targets, in each case as established by the Compensation Committee. If the Company achieves the performance objectives for a specific fiscal year, the Tranche for such fiscal year will vest in three annual installments (measured from the beginning of the fiscal year to which the performance goals for that Tranche relate) only if Mr. DiNardo remains employed with the Company through the applicable vesting date. For fiscal year 2013, the performance measures were achieved and, as a result, 33,334 restricted stock units vested. The Compensation Committee believes that these awards of options and performance-based stock units strike an appropriate balance between providing Mr. DiNardo with performance incentives to help create value for our stockholders and position the Company for long-term growth and retention incentives through the four-year term of the agreement.

The employment agreement also includes Mr. DiNardo’s agreement that, in the event that the Company were required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct (regardless of whether such misconduct were by Mr. DiNardo), with any financial reporting requirement under U.S. securities laws, he would reimburse the Company for any bonus or other incentive-based or equity-based compensation received by him from the Company during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the financial document that embodies such financial reporting requirement, and any profits realized from the sale of securities of the Company by him during that 12-month period.

In the event that Mr. DiNardo’s employment is terminated by the Company without cause or he resigns for good reason (as the terms “cause” and “good reason” are defined in the employment agreement), subject to his delivering a release of claims in favor of the Company, Mr. DiNardo will be entitled to receive the following severance benefits: (1) an amount equal to one times his base salary at the annualized rate in effect on his severance date (payable in 12 monthly installments), (2) a prorated incentive bonus for the fiscal year in which his termination occurs, (3) the cost of his premiums for continued medical coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for himself and his eligible dependents for up to 12 months after his termination, and (4) 12 months’ accelerated vesting of his then outstanding equity awards that are subject to time-based vesting requirements only. As to any then outstanding equity award held by Mr. DiNardo that is subject to performance-based vesting requirements, the vesting of such award will continue to be governed by its terms, provided that Mr. DiNardo will receive 12 months’ credit for purposes of any service-based vesting requirement under such award. In addition, Mr. DiNardo will be entitled to full acceleration of vesting of any outstanding equity grants if he is terminated without cause or resigns for good reason within twelve months after a change of control (as defined in the employment agreement). The Company has determined that it is appropriate to provide Mr. DiNardo with severance benefits under these circumstances in light of his position with the Company and competitive considerations. Because the Company believes that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of his employment.

Current Executive Compensation Program Elements

Base Salaries

Salaries for the Named Executive Officers are reviewed by the Compensation Committee on an annual basis. In setting specific salary levels for the Company’s executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company and the executive’s responsibilities relative to the other executive officers. The Compensation Committee also refers generally to the salaries of similarly situated executives with comparable companies as reflected in the compensation data described above.

The Compensation Committee did not make any adjustments to Named Executive Officers’ base salaries during fiscal year 2013 based on the fact that all Named Executive Officers except Mr. Melendrez were newly hired during calendar year 2012 and the base salary levels of the Named Executive Officers generally are appropriate in view of competitive practices, the Company’s performance and the contribution of those officers to that performance.

Annual Incentive Programs

Historically, annual incentive compensation has been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. Annual incentives also promote retention as the executive is generally required to remain employed with the Company through the end of the fiscal year to receive payment of the incentive for that year. As described below under “Description of Employment Agreements—Cash Compensation,” the Company has entered into employment agreements with certain Named Executive Officers that provide for fixed annual target incentives each year (although the Compensation Committee may establish a greater target award for an executive as it deems appropriate). The amount the executive is entitled to receive is determined based on the performance factors specified for that year.

Fiscal Year 2013 Management Incentive Program

For fiscal year 2013, each of the Named Executive Officers participated in the Company’s Fiscal Year 2013 Management Incentive Program (the “management incentive program”).

As in prior years, each participant’s award under the management incentive program for fiscal year 2013 was denominated in and would be payable in shares of the Company’s common stock, subject to achievement of the performance goals described below. In approving the management incentive program, the Compensation Committee believed that payment of annual incentives in shares of the Company’s common stock would help to further align employee interests with stockholder interests in two ways. First, the payment of incentives to participants in the program will be tied to the Company’s achievement of specific operating goals as well as value-add individual objectives as established for that particular fiscal year. Second, the value of any incentives ultimately paid to participants will depend on the value of the Company’s common stock at the end of the fiscal year when the incentives were paid. In addition, the management incentive program is intended to promote retention as the executive generally must remain employed with the Company through the date incentives are paid under the program for the fiscal year to be eligible to receive an incentive payment for that year.

The number of shares payable to a participant under the management incentive program would be based on a Company performance factor, an individual performance factor and the participant’s target share award. The Company performance factor will be based on the Company’s financial performance as measured against pre-established net revenue and earnings before income tax (“EBIT”) goals for the fiscal year. For these purposes, “revenue” and “EBIT” were calculated in accordance with generally accepted accounting principles, except that EBIT for fiscal year 2013 was adjusted to exclude certain items from the Company’s EBIT such as all stock-based compensation expense, amortization of acquired intangible assets, fair value adjustment of acquired inventories, acquisition-related costs, separation costs, provision for dispute resolution, impairment of acquired intangible assets and restructuring charges and exit costs. Cash profit sharing costs were also excluded. The adjusted EBIT measure is referred to in this discussion as “non-GAAP EBIT”. For fiscal year 2013, the Compensation Committee established a net revenue performance target of $131 million and a non-GAAP EBIT performance target of $11.8 million.

The Company performance factor under the executive incentive program would be determined using the following matrix:

REVENUE	115%	92%	98%	104%	109%	115%	121%	127%	132%	138%
	110%	88%	94%	99%	105%	110%	116%	121%	127%	132%
	105%	84%	89%	95%	100%	105%	110%	116%	121%	126%
	100%	80%	85%	90%	95%	100%	105%	110%	115%	120%
	95%	76%	81%	86%	90%	95%	100%	105%	109%	114%
	90%	72%	77%	81%	86%	90%	95%	99%	104%	108%
	85%	68%	72%	77%	81%	85%	89%	94%	98%	102%
	80%	64%	68%	72%	76%	80%	84%	88%	92%	96%
		80%	85%	90%	95%	100%	105%	110%	115%	120%
	Non-GAAP EBIT

The Company’s net revenue would be used to determine the applicable row of the matrix, and the Company’s non-GAAP EBIT would be used to determine the Company performance factor within the applicable column. Accordingly, if the Company achieved 80% of the performance target for net revenue for fiscal year 2013 and the Company’s non-GAAP EBIT for fiscal year 2013 as determined for purposes of the executive incentive program was 115% of the performance target, the Company performance factor would be 92%. If the Company’s performance fell between two levels indicated in the chart above, the Company performance factor would be determined based on the higher of the two levels. The management incentive program provides that the maximum percentage that could be awarded for the Company performance factor was 138%.

The Compensation Committee established the performance goals for net revenue and non-GAAP EBIT with the expectation that they would be met only if the Company performed at a high level during the fiscal year. As reflected in the chart above, the Company performance factor would be 0% and no annual incentives would be paid under the management incentive program if the Company did not achieve a minimum performance of at least 80% of the revenue target and at least 80% of the non-GAAP EBIT target. In addition, the Company would need to surpass both of the performance goals in order for the Named Executive Officer to receive more than 100% of his or her target incentive under the program. In structuring the management incentive program, the Compensation Committee expected that substantial incentives would be paid under the program only if the Company performed at an extremely high level.

For the individual performance factor of the management incentive program, the Compensation Committee established performance goals for each Named Executive Officer for fiscal year 2013 and determined the such Named Executive Officer’s performance with respect to those goals, in each case after taking into account the recommendations of the Company’s Chief Executive Officer and President (with respect to each participant in the program other than himself). For each Named Executive Officer, the principal individual performance goals were as follows: For Mr. DiNardo, Mr. Bauer and Mr. Benton, the achievement of specific annual revenue, operating margin, and EBIT targets, the establishment of a three year strategic plan and completion of organization alignment; for Mr. Bakos, the achievement of specific revenue and design win targets; for Mr. Melendrez, the successful completion of specific merger and acquisition transactions as well as the cost effective resolution of various legal projects; for Mr. Smathers the achievement of a variety of operational cost reduction efforts.

In all events, no bonuses would be paid under the individual performance component of the executive incentive program if the Company did not achieve at least the minimum performance levels for revenue and non-GAAP EBIT identified above.

Finally, each participant in the management incentive program for fiscal year 2013 was assigned a target share award. The Compensation Committee assigned each participant a target incentive, which was expressed as a percentage of the participant’s base salary. Mr. DiNardo’s employment agreement provides that his target incentive for fiscal year 2013 would be 100% of his base salary. For fiscal year 2013, the Compensation Committee determined that for Messrs. Benton, Bauer, Melendrez and Smathers, the initial target incentive would be 40% of the executive’s base salary and for Mr. Bakos, the target incentive would be $100,000. The Compensation Committee believes, in its judgment, that these target levels provide appropriate levels of incentive in view of competitive practices. The target incentive amounts were then converted into a number of shares determined by dividing the target incentive by $8.51 which was the closing value of Common Stock on the first day of Fiscal Year 2013 and which the Compensation Committee believed would create an additional incentive for participants to work to increase the Company’s stock price during the fiscal year and create value for its stockholders. The target number of shares for each of the Named Executive Officers was as follows: Mr. L. DiNardo, 29,377 shares (full target was 58,754 of which 50% was time based vesting as provided in his employment agreement and 50% was tied to achievement of objectives in the fiscal year 2013 management incentive program); Mr. Bakos, 11,751 shares; Mr. Bauer, 11,751 shares; Mr. Melendrez, 12,409 shares; Mr. Smathers, 14,101 shares; and Mr. Benton, 4,000 shares; prorated based on his service during the fiscal year.

At the end of the fiscal year, the Compensation Committee determined that the Company was eligible to receive 95% of target performance levels based on net revenue and non GAAP EBIT achievement for fiscal year 2013.

Long-Term Incentive Program

The Company’s policy is that the long-term compensation of the Named Executive Officers and other executive officers should be directly linked to the ongoing effort to create value for the Company’s stockholders. Therefore, the Company has historically made annual grants of stock options and restricted stock unit awards to provide further incentives to the Company’s executives to help increase stockholder value. The Compensation Committee bases its award grants to executives each year on its subjective assessment of the following factors:

•	the executive’s position with the Company and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the executive’s ability to contribute to the Company’s ongoing efforts to create value for stockholders;

•	the value of the executive’s outstanding (unvested) equity;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive’s contribution to the success of the Company’s financial performance.

In addition, the Compensation Committee also considers, as general information in determining the size, frequency and type of long-term incentive grants, the tax consequences of the grants to the Company, the accounting impact of the grants to the Company and, most importantly, the potential dilutive effects of the grants to the Company’s stockholders.

Long-term incentive award grants are generally approved at the meeting of the Compensation Committee held each fiscal year in conjunction with the Company’s annual meeting of stockholders. This meeting is scheduled well in advance and typically held in September. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year.

All long-term incentive award grants are approved by the Compensation Committee, except the Compensation Committee has delegated to the Chief Executive Officer the authority to approve option grants to new employees (other than executive officers) using grant levels previously approved by the Compensation Committee. In each case, grants approved by the Compensation Committee or the Chief Executive Officer do not become effective (i.e. the date of grant does not occur) until the first trading day of the month following the month in which the grant was approved. The Compensation Committee has implemented this process to help ensure that option grants are made on a regular and consistent basis without regard to stock price performance or the Company’s release of material, nonpublic information.

Prohibition on Hedging and Short Sales. The Company prohibits short sales and transactions in derivatives of Company securities, including hedging transactions, for all directors and officers of the Company.

Stock Options. The Company makes a portion of the Company’s long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the stock price increases during the period between the grant date and the date the stock option is exercised. The stock options also function as a retention incentive for the Company’s executives as they typically vest ratably on each annual anniversary over the four-year period after the date of grant.

Restricted Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of restricted stock units. In general, the restricted stock units vest annually on the anniversary of the grant date over a period of three years following the date of grant and, upon vesting, are paid in shares of the Company’s Common Stock. Thus, the units are designed both to further link executives’ interests with those of the Company’s stockholders as the units’ value is based on the value of the Company’s Common Stock and to provide a long-term retention incentive for the vesting period as they generally have value regardless of stock price volatility.

Performance Stock Units. The Company may also grant long-term incentive awards to Named Executive Officers in the form of performance stock units. These performance stock units will generally vest only if the Company or individual achieves certain pre-established goals during the fiscal year. Thus, the units provide executives an additional incentive to help the Company achieve specific financial or strategic objectives for the fiscal year that are intended to promote long-term growth of the Company and create value for the Company’s stockholders. They also provide a retention incentive as the executive must be employed with the Company through the performance period to be eligible to vest in the units if the performance criteria are satisfied.

Fiscal Year 2013 Equity Grants

Both Mr. Bauer and Mr. Melendrez were granted stock options in June 2012 at an option price equal to the closing price of our common stock on the grant date and subject to a vesting schedule of four years as well as restricted stock units subject to a vesting schedule of three years. Although annual equity grants are generally granted in conjunction with the annual stockholder meeting, the Compensation Committee decided to approve these grants earlier in the fiscal year in recognition of their performance during fiscal year 2012, and as an additional retention incentive.

The Compensation Committee also approved the grant of time-based stock options and RSUs to Mr. Benton, in connection with his joining the Company in December 2012, as well as a grant of performance-based restricted stock units that became effective in April 2013. In addition, the Compensation Committee approved grants of stock options and restricted stock units to Mr. Bakos in connection with his joining the Company in July 2012 and grants of stock options and restricted stock units to Mr. Smathers in connection with his joining the Company in March 2012. These grants were negotiated and set at levels the Compensation Committee believed were appropriate to induce these executives to accept employment with the Company and provide a multi-year retention incentive.

For more information regarding the equity awards granted to the Named Executive Officers in fiscal year 2013, please see “Grants of Plan-Based Awards” below.

Severance and Other Benefits upon Termination of Employment

The Company believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Please see “Employment Agreement with Mr. DiNardo” above for information on the severance arrangements provided under his employment agreement.

The Company believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of the Company’s executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Company’s executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, the Company provides the Named Executive Officers with severance benefits if their employment is actually or constructively terminated by the Company without cause in connection with a change in control. The change of control severance benefits for these executives are generally determined as if they continued to remain employed for period of time following their actual termination date, depending on the length of their service with the Company.

The Company believes that the Company’s executive officers should receive such change in control severance benefits if their employment is constructively terminated in connection with a change in control. Otherwise, potential acquirers could constructively terminate a Named Executive Officer’s employment (for example, by a material reduction in the executive’s duties) and avoid paying any severance benefits at all without this protection. Because the Company believes, as noted above, that constructive terminations in connection with a change in control are conceptually the same as actual terminations, these severance arrangements provide that the executive may terminate employment in connection with a change in control under circumstances that the Company believes would constitute a constructive termination of the Named Executive Officer’s employment.

The Company does not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, as described below under “Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted under the Company’s equity incentive plans, including those awards held by the Named Executive Officers, may accelerate on a change in control of the Company unless they are assumed by the successor or the award otherwise continues in the circumstances.

Risk Assessment of Executive Officer Compensation

The Company believes the various components of the total compensation package of the executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. Long-term equity incentives represent the predominant component and promote a commonality of interest between the executive officers and the Company’s stockholders in sustaining and increasing stockholder value. The value of the equity component is tied directly to the market price of the Company’s Common Stock, and that value, accordingly, increases as the price of the Common Stock appreciates and stockholder value is created. The equity awards generally also vest over a period of years, and that vesting element encourages the award recipients to focus on sustaining the Company’s long-term performance. Because such awards are typically made on an annual basis, the executive officers always have unvested awards outstanding that could decrease significantly in value if the Company’s business is not managed to achieve its long-term goals.

The Company also believes that the performance-based nature of the annual incentive program described above does not encourage excessive risk-taking by the executive officers. Awards under the annual incentive program for executives are denominated in restricted stock units to further align the interests of executives with those of our stockholders and are determined using multiple performance criteria. In addition, the awards are subject to adjustment by the Compensation Committee based on the executive’s individual performance and subject to maximum payout levels established by the Compensation Committee in approving the program.

Accordingly, the Company has concluded that its overall executive compensation structure is not overly-weighted toward short-term incentives, and the Company has taken what it believes are reasonable steps to protect against the potential of creating short-term incentives that might encourage excessive risk taking.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. The Company’s intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to the Company’s executive officers. However, the Company reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of the Company’s tax deduction for compensation paid to the Named Executive Officers for fiscal year 2013 will be disallowed under Section 162(m). The Compensation Committee will monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to the Company’s executive officers is appropriate, performance-based and consistent with the Company’s goals and the goals of the Company’s stockholders.

Compensation Committee Interlocks and Insider Participation

Each of Messrs. Bencuya, Leza and Meyers served as members of the Compensation Committee during fiscal year 2013. Other than Mr. Leza, who served as the Company’s interim Chief Executive Officer during a portion of fiscal years 2008 and 2012, no director who served on the Compensation Committee during fiscal year 2013 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 31, 2013.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee Directors named at the end of this report, each of whom is independent as defined by the listing standards of The NASDAQ Global Select Market and the New York Stock Exchange.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Respectfully submitted,

The Compensation Committee

Izak Bencuya (Chairman)

Richard L. Leza

Gary Meyers

SUMMARY COMPENSATION TABLE—FISCAL YEARS 2011-2013

The following table presents information regarding the compensation of each of the Company’s Named Executive Officers for services rendered during fiscal years 2011 through 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Louis DiNardo	2013	500,000	—	484,428	—	—	—	4,578	989,006
Chief Executive Officer and President	2012	113,462	150,000	2,286,000	2,459,930	—	—	12,448	5,021,840

Ryan A. Benton(4)	2013	78,923	55,323	261,174	569,460	—	—	933	965,813
Senior Vice President and Chief Financial Officer

Steve Bakos(5)	2013	210,000	30,000	278,272	509,500	44,068	—	2,939	1,074,779
Senior Vice President, Worldwide Sales &Marketing

Thomas R. Melendrez	2013	264,000	—	175,823	197,280	—	—	5,521	642,624
General Counsel, Secretary	2012	274,154	—	—	114,910	—	—	5,283	394,347
and Executive Vice President of Business Development	2011	264,000	—	42,000	61,353	—	—	5,223	372,576

Todd Smathers(6)	2013	294,231	—	325,276	582,940	—	—	3,919	1,206,366
Senior Vice President, Operations	2012	17,308	—	—	—	—	—	183	17,491

Kevin Bauer(7)	2013	230,656	25,000	150,276	197,280	—	—	58,329	661,541
Former Senior Vice	2012	256,731	—	—	106,147	—	—	4,535	367,413
President and Chief Financial Officer	2011	227,731	—	42,000	61,353	—	—	4,244	335,328

(1)

The amounts reported in Column (d) of the table above represent, in the case of Mr. DiNardo, a signing bonus awarded in January 2012 in connection with his entering into an employment agreement with the Company; in the case of Mr. Benton a signing bonus of $40,323 awarded in December 2012 in connection with his entering into an employment agreement with the Company and a performance award of $15,000 awarded in March 2013; and in the case of Mr. Bakos a signing bonus awarded in November 2012 in connection with his entering into an employment agreement with the Company. See note (7) below regarding the amount for Mr. Bauer. The amount in Column (g) represents sales commissions for Mr. Bakos.

(2)

The amounts reported in Columns (e) and (f) of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to our Named Executive Officers during the applicable fiscal year. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements and without any adjustments for forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in Columns (e) and (f), please see the discussion of stock awards and option awards contained under the section entitled “Stock-Based Compensation” beginning on page 75 of our Annual Report on Form 10-K for fiscal year 2013 filed with the SEC on June 13, 2013. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

The amounts reported in the “Stock Awards” column of the table above for fiscal year 2013 include the grant-date fair value of performance-based stock awards granted to the Named Executive Officers in that year based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles and without any adjustments for forfeitures. As noted in the “Grants of Plan-Based Awards” table below, the grant-date fair value of the awards granted to each of the Named Executive Officers under the executive incentive program for fiscal year 2013 based on the probable outcome of the applicable performance-based conditions was: Mr. DiNardo, $234,430, Mr. Benton, $31,924, Mr. Bakos, $93,772, Mr. Melendrez, $99,024, Mr. Smathers, $112,526, and Mr. Bauer, $73,476. Following is the grant-date fair value of each of these awards assuming that the highest level of performance conditions had been achieved: Mr. DiNardo, $323,514, Mr. Benton, $44,055, Mr. Bakos, $129,405, Mr. Melendrez, $136,652, Mr. Smathers, $155,286, and Mr. Bauer, $101,397.

(3)

The amounts reported in this column include the Company’s contributions to individual Named Executive Officers’ accounts under the Company’s 401(k) plan and payment by the Company of term life insurance premiums for the executives. The Company is not the beneficiary of the life insurance policies, and the premiums that the Company pays in excess of amounts excluded under Section 79 of the Internal Revenue Code are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. See also Footnote (7) for information regarding the severance payments made to Mr. Bauer. The fiscal year 2013 401(k) matching contributions and term life insurance premiums reported in the table above is estimated as follows:

Name	401(k) Matching Contributions ($)	Life Insurance Premium ($)

Louis DiNardo	3,750	828

Ryan A. Benton	822	111

Steve Bakos	2,544	395

Thomas R. Melendrez	3,750	1,771

Todd Smathers	952	2,967

Kevin Bauer	—	637

(4)	Mr. Benton commenced employment with the Company as its Senior Vice President and Chief Financial Officer effective December 13, 2012.

(5)	Mr. Bakos commenced employment with the Company as its Senior Vice President, Worldwide Sales & Marketing effective July 9, 2012.

(6)	Mr. Smathers commenced employment with the Company as its Senior Vice President, Operations effective March 5, 2012.

(7)

Mr. Bauer resigned as the Company’s Chief Financial Officer effective December 11, 2012 and terminated employment with the Company effective January 11, 2013. In connection with the termination of his service with us, Mr. Bauer entered into a separation agreement as described below under “Potential Payments upon Termination or Change of Control.”  The amount reported in column (i) includes $57,692 in severance related payments made under the separation agreement. Mr. Bauer also entered into a six-month consulting agreement commencing on January 12, 2013 which provided for a $25,000 payment for successful completion of the third quarter financials and continued vesting of outstanding shares for six months for providing consulting services during the term.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers for the fiscal years indicated above. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual incentive award, and long-term equity incentives consisting of stock options and restricted stock units. Named Executive Officers also received the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards Table and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal year 2013 provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal year 2013. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements

Please see the section titled “Employment Agreement with Mr. DiNardo” in the “Compensation Discussion and Analysis” above for a description of the material terms of Mr. DiNardo’s employment agreement with the Company.

On May 21, 2012, the Company entered into a letter agreement with Mr. Bakos, the Company’s Sr. VP, Worldwide Sales and Marketing. The Agreement provides that Mr. Bakos will receive an annualized base salary of $300,000. The Agreement also provides for Mr. Bakos to participate in an annual sales incentive plan with a target award of $100,000 and an annual management incentive plan with an additional target of $100,000.

On December 10, 2012, the Company entered into a letter agreement with Mr. Benton, the Company’s Sr. VP/CFO. The agreement provides that Mr. Benton will receive an annualized base salary of $285,000. Mr. Benton is also eligible to receive an annual incentive bonus of up to 40% of his Base Salary, commencing (on a prorated basis) in the 2013 fiscal year. Finally, Mr. Benton will receive a sign-on bonus of $25,000 (net of all applicable taxes) and the Company will pay or reimburse Mr. Benton for certain relocation costs incurred in connection with his commencing employment with the Company up to a maximum of $25,000 (net of all applicable taxes). Mr. Benton is required to reimburse the Company for the sign-on bonus and relocation costs if his employment is voluntarily terminated or terminated for cause within a specified period of time following the commencement of his employment. In addition, Mr. Benton also received the following equity grants: (i) an option to purchase 200,000 shares of Common Stock that is scheduled to vest in annual installments over a four-year period; (ii) an award of 25,000 restricted stock units, which are scheduled to vest in annual installments over a three-year period; and (iii) an award of 25,000 performance stock units, which are eligible to vest if the Company achieves certain performance objectives for the 2014, 2015 and 2016 fiscal years, which objectives will be determined by the Compensation Committee prior to the effective date of the grant.

On February 27, 2012, the Company entered into a letter agreement with Mr. Smathers, the Company’s Sr. VP, Operations. The agreement provides that Mr. Smathers will receive an annualized base salary of $300,000. In addition, Mr. Smathers also received the following equity grants: (i) an option to purchase 200,000 shares of Common Stock that is scheduled to vest in annual installments over a four-year period; and (ii) an award of 25,000 restricted stock units, which are scheduled to vest in annual installments over a three-year period.

Please see “Potential Payments Upon Termination or Change in Control” below for a description of the severance benefits we provide to the Named Executive Officers if their employment with the Company terminates under certain circumstances, as well as a description of the separation agreement the Company entered into with Mr. Bauer in connection with the termination of his employment with the Company during fiscal year 2013.

GRANTS OF PLAN-BASED AWARDS—FISCAL YEAR 2013

The following table presents information regarding the incentive awards granted to the Named Executive Officers in fiscal year 2013 or held by the Named Executive Officers and modified in fiscal year 2013.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base	Grant Date Fair Value of Stock
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)	Securities Underlying Options (#)	Price of Option Awards ($/Sh)	and Option Awards ($)(1)

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Louis DiNardo	4/2/12	11/30/11							29,377			249,998
	6/14/12	6/12/12				18,801	29,377	40,541				234,430

Ryan A. Benton	12/3/12	6/12/12								200,000	$9.17	569,460
	1/2/13	12/3/12							25,000			229,250
	1/2/13	12/3/12				2,560	4,000	5,521				31,294

Steve Bakos	6/14/12	6/12/12				7,521	11,751	16,216				93,772
	8/1/12	5/17/12								200,000	$7.38	509,500
	8/1/12	5/17/12							25,000			184,500

Thomas R. Melendrez	6/1/12	5/17/12								75,000	$7.68	197,280
	6/1/12	5/17/12							10,000			76,800
	6/14/12	6/12/12				7,942	12,409	17,124				99,023

Todd Smathers	4/2/12	2/29/12								200,000	$8.51	582,940
	4/2/12	2/29/12							25,000			212,750
	6/14/12	6/12/12				9,025	14,101	19,459				112,526

Kevin Bauer	6/1/12	5/17/12								75,000	$7.68	197,280
	6/1/12	5/17/12							10,000			76,800
	6/14/12	6/12/12				5,893	9,208	12,706				73,476

(1)

The amounts reported in Column (l) reflect the fair value on the grant date of the stock and option awards granted to our Named Executive Officers during fiscal year 2013. These values have been determined under the principles used to calculate the grant-date fair value of equity awards for purposes of our financial statements and without any adjustments for forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (2) to the Summary Compensation Table. With respect to equity incentive plan awards, this column reflects the grant-date fair value of such awards based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles.

Description of Plan-Based Awards

Each of the equity-based awards granted during fiscal year 2013 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2006 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation or settlement (in cash, securities or property) of the outstanding awards. Any options that so become vested in connection with a change in control generally must be exercised prior to the change in control, or they may terminate or be terminated in such circumstances.

 Options

Each of the other options granted to the Named Executive Officers in fiscal year 2013 reported in the table above is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four anniversaries of the grant date.

Each option granted to the Named Executive Officers during fiscal year 2013 has a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2006 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the applicable grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to the Named Executive Officers in fiscal year 2013 has a term of seven (7) years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. Options (whether or not vested) will immediately terminate if a Named Executive Officer is terminated by the Company for cause.

The options granted to Named Executive Officers during fiscal year 2013 do not include any dividend rights.

Performance Stock Units

The “equity incentive plan” awards reflected in Columns (f) through (h) of the Grants of Plan-Based Awards Table reflect incentive awards under the Company’s executive incentive program for fiscal year 2013. The material terms of these awards are described in the “Compensation Discussion and Analysis” above. The Named Executive Officers do not have the right to vote or dispose of the stock units.

Restricted Stock Units

The awards reported in Column (i) of the "Grants of Plan-Based Awards" table reflect awards of restricted stock units that vest solely based on the executive’s continued employment with the Company. The vesting dates of these awards are reported in the notes to the “Outstanding Equity Awards at Fiscal Year 2013 Year-End” table below. The Named Executive Officers do not have the right to vote or dispose of the stock units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR 2013 YEAR-END

The following table presents information regarding the outstanding equity awards held by each of the Company’s Named Executive Officers as of March 31, 2013, including the vesting dates for the portions of these awards that had not vested as of that date.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option	Number of Shares or Units That Have		Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable		Price ($)	Expiration Date	Not Vested (#)		Vested ($)(1)	Vested (#)		Vested ($)

(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)		(i)
Louis DiNardo	210,000	510,000	(2)	$6.43	1/3/19	100,000	(15)	1,050,000	—		—
	—	120,000	(3)	$6.43	1/3/19	—		—	100,000	(16)	1,050,000
	—	120,000	(4)	$6.43	1/3/19	—		—	100,000	(17)	1,050,000
	—	120,000	(5)	$6.43	1/3/19	—		—	29,377	(18)	308,459
	—	120,000	(6)	$6.43	1/3/19	—		—

Ryan A. Benton	—	200,000	(7)	$9.17	1/2/20	25,000	(19)	262,500	—		—

Steve Bakos	—	200,000	(8)	$7.38	8/1/19	25,000	(20)	262,500	—		—

Thomas R. Melendrez	50,000	—		$13.75	7/11/14	10,000	(21)	105,000	—		—
	19,500	—		$13.36	10/1/14	—		—	—		—
	10,000	—		$8.48	4/1/15	—		—	—		—
	50,000	—		$6.22	12/1/15	—		—	—		—
	22,500	7,500	(9)	$7.56	3/1/17	—		—	—		—
	15,000	15,000	(10)	$5.97	10/1/17	—		—	—		—
	13,000	39,000	(11)	$6.34	5/2/18	—		—	—		—
	—	75,000	(12)	$7.68	6/1/19	—		—	—		—

Todd Smathers	—	200,000	(13)	$8.51	4/2/19	25,000	(22)	262,500	—		—

Kevin Bauer(23)	6,000	—		$7.76	12/30/17	10,000	(21)	105,000	—		—
	12,000	—		$8.48	3/30/18	—		—
	22,500	7,500	(14)	$7.25	1/30/20	—		—	—		—
	15,000	15,000	(10)	$5.97	10/1/17	—		—	—		—
	12,000	36,000	(11)	$6.35	7/1/18	—		—	—		—
	—	75,000	(12)	$7.68	6/1/19	—		—	—		—

(1)

The dollar amounts shown in Column (g) are determined by multiplying (x) the number of shares or units reported in Column (f) by (y) $10.50 (the closing price of the Company’s Common Stock on March 28, 2013, the last trading day of fiscal year 2013).

(2)	The unvested options are scheduled to vest in 34 equal monthly installments from April 3, 2013 through January 3, 2016.

(3)	The unvested options are scheduled to vest on April 2, 2013.

(4)	The unvested options are scheduled to vest on either March 30, 2014 or March 29, 2015 contingent on the Company’s stock price achieving certain target levels.

(5)	The unvested options are scheduled to vest on either March 29, 2015 or March 27, 2016 contingent on the Company’s stock price achieving certain target levels.

(6)	The unvested options are scheduled to vest on March 27, 2016 contingent on the Company’s stock price achieving certain target levels.

(7)	The unvested options are scheduled to vest in four installments on each of January 2, 2014, January 2, 2015, January 2, 2016, and January 2, 2017.

(8)	The unvested options are scheduled to vest in four installments on each of August 1, 2013, August 1, 2014, August 1, 2015 and August 1, 2016.

(9)	The unvested options are scheduled to vest on March 1, 2014.

(10)	The unvested options are scheduled to vest in two installments on each of October 1, 2013 and October 1, 2014.

(11)	The unvested options are scheduled to vest in three installments on each of September 1, 2013, September 1, 2014 and September 1, 2015.

(12)	The unvested options are scheduled to vest in four installments on each of June 1, 2013, June 1, 2014, June 1, 2015 and June 1, 2016.

(13)	The unvested options are scheduled to vest in four installments on each of April 2, 2013, April 2, 2014, April 2, 2015 and April 2, 2016.

(14)	The unvested options are scheduled to vest on February 1, 2014.

(15)	The unvested portion of this award is scheduled to vest in three installments on each of April 30, 2013, March 30, 2014 and March 29, 2015.

(16)

The unvested portion of this award is scheduled to vest in three installments on each of April 1, 2014, April 1, 2015 and April 1, 2016, subject to the Company’s achievement of specified financial performance goals in fiscal year 2014 as described under “Employment Agreement with Mr. DiNardo” in the Compensation Discussion and Analysis above.

(17)

The unvested portion of this award is scheduled to vest in three installments on each of March 31, 2015, March 31, 2016, and March 31, 2017, subject to the Company’s achievement of specified financial performance goals in fiscal year 2015 as described under “Employment Agreement with Mr. DiNardo” in the Compensation Discussion and Analysis above.

(18)	The unvested portion of this award is scheduled to vest on April 2, 2013 based on achieving certain performance goals.

(19)	The unvested portion of this award is scheduled to vest in three installments on each of January 2, 2014, January 2, 2015 and January 2, 2016.

(20)	The unvested portion of this award is scheduled to vest in three installments on each August 1, 2013, August 1, 2014, and August 1, 2015.

(21)	The unvested portion of this award is scheduled to vest in three installments on each of June 1, 2013, June 1, 2014 and June 1, 2015.

(22)	The unvested portion of this award is scheduled to vest in three installments on each of April 2, 2013, April 2, 2014 and April 2, 2015.

(23)

As noted above, Mr. Bauer's employment with the company terminated effective January 11, 2013. Mr. Bauer entered into a consulting agreement which extended the vesting of his options and awards through July 11, 2013 subject to his continuing to provide service through the vesting date.

OPTION EXERCISES AND STOCK VESTED—FISCAL YEAR 2013

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal year 2013, and on the vesting during fiscal year 2013 of other stock awards granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)

(a)	(b)	(c)	(d)	(e)

Louis DiNardo	—	—	14,689	119,422

Ryan A. Benton	—	—	—	—

Steve Bakos	—	—	—	—

Thomas R. Melendrez	—	—	5,000	40,800

Todd Smathers	—	—	—	—

Kevin Bauer	—	—	5,000	40,800

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with the Company and/or a change in control of the Company. In each case, the executive’s right to receive the severance benefits described below is contingent upon the executive’s providing a general release of claims to the Company. In addition to the benefits described below, outstanding equity-based awards held by the Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of the 2006 Plan (or other applicable stock incentive plan) as noted under “Grants of Plan-Based Awards” above. For information on the severance benefits provided to Mr. DiNardo, please see “Employment Agreement with Mr. DiNardo” in the “Compensation Discussion and Analysis” above.

Change of Control Severance Benefit Plan

Mr. Melendrez participates in the Company’s Change of Control Severance Benefit Plan (the “Severance Plan”). Under the Severance Plan, executive officers of the Company selected to participate in the plan may become entitled to receive cash severance benefits if their employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the Severance Plan), in either case within thirteen months following the date of a change in control (as defined in the Severance Plan) of the Company. The severance benefit amount is payable in a lump sum and equals the greater of (i) the executive’s base salary for one year at the rate in effect at the time of the change in control, or (ii) the executive’s base salary per month at the rate in effect at the time of the change in control, multiplied by the number of the executive’s complete years of service with the Company (up to a maximum of 24 years of service). In addition, in the event that the executive’s benefits under the Severance Plan are subject to the excise tax imposed under Section 280G, the Company will make an additional payment to the executive so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due (a “gross-up payment”).

Change of Control Severance Agreements

The Company’s employment agreements with each of Messrs. Bakos, Benton and Smathers provide that if, within 12 months following a change in control of the Company, his respective employment is terminated either by the Company without cause or by him for good reason (as such terms are defined in the agreement), he would be entitled to accelerated vesting of fifty percent of his options and restricted stock unit awards granted within the context of his offer letter.

The following tables present the benefits the Named Executive Officers covered under these severance arrangements would have been entitled to receive had their employment with the Company terminated under the circumstances described above on March 31, 2013:

Severance Benefits (Outside of Change of Control)

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)(2)	Equity Acceleration ($)(3)	Total ($)

Louis DiNardo	500,000	31,900	732,600	1,264,500

(1)	This amount represents 12 months of Mr. DiNardo’s base salary.

(2)

This amount represents the aggregate estimated cost of the premiums that would be charged to continue health coverage for 12 months pursuant to COBRA for Mr. DiNardo and his eligible dependents (to the extent that such dependents were receiving health benefits prior to March 31, 2013).

(3)

This column reports the intrinsic value of the unvested portions of Mr. DiNardo’s awards that would accelerate if the executive’s employment had terminated on March 31, 2013 in the circumstances described above. For options, this value is calculated by multiplying the amount (if any) by which $10.50 (the closing price of the Company’s Common Stock on the last trading day of fiscal year 2013) exceeds the exercise price of the option by the number of shares subject to the accelerated portion of the option. For restricted stock unit awards, this value is calculated by multiplying $10.50 by the number of units subject to the accelerated portion of the award. Under the terms of Mr. DiNardo’s performance-based equity awards, he would have been credited in such circumstances with 12 months of additional time-based vesting, and the awards would have remained subject to their performance-based vesting conditions (which had not been satisfied as of March 31, 2013). Accordingly, the awards would not have accelerated on that date, and no value has been attributed to these awards in the table above.

Change of Control Severance Benefits

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)	Equity Acceleration ($)(2)	Total ($)

Louis DiNardo	500,000	31,900	7,487,759	8,019.659
Ryan Benton	—	—	264,250	264,250
Steve Bakos	—	—	443,250	443,250
Thomas Melendrez(3)	528,000	—	568,740	1,096,740
Todd Smathers	—	—	330,250	330,250

(1)	These amounts represent the executive’s base salary for the following periods: Mr. DiNardo, 12 months and Mr. Melendrez, 24 months.

(2)

As noted above, the equity-based awards held by the Company’s Named Executive Officers are subject to accelerated vesting in connection with a change in control of the Company in accordance with the terms of the agreements described above or the applicable plan under which the award was granted. This column reports the intrinsic value of the unvested portions of all of the executive’s then-outstanding awards subject to acceleration in connection with a change in control. See footnote (3) to the table above for the calculation of these amounts.

(3)

The Company estimates that the payment of the foregoing amounts to Mr. Melendrez (including any acceleration of his equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 280G. (For purposes of this calculation, the Company has assumed that the executive’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.) As described above, none of the other Named Executive Officers have rights to gross-up payments for excise taxes under Section 280G.

Mr. Bauer’s Separation Agreement

In connection with the termination of Mr. Bauer’s employment in January 2013, he entered into a separation agreement that provided for him to receive (1) a cash payment of $125,000 payable in equal installments over a period of six (6) consecutive months, (2) payment of the premiums for continued health coverage for Mr. Bauer and his eligible dependents for up to six (6) months following the termination date, (3) a prorated portion of any payout that might be made under the Fiscal Year 2013 Management Incentive Program, and (4) a consulting services agreement through July 11, 2013 which provided (i) continued vesting of any outstanding shares that were granted prior to the termination date through the end of the consulting period and (ii) a lump sum project bonus of $25,000 for assistance in closing, reconciling, and preparing the quarterly financials. The separation agreement included Mr. Bauer’s release of claims and agreement to comply with certain restrictive covenants in favor of the Company.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The rules and regulations of the SEC require the Company to include in its Proxy Statement a report from the Audit Committee of the Board. The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended March 31, 2013, included in the Company’s Annual Report on Form 10-K for its fiscal year 2013.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls over financial reporting, as well as engaging and supervising the Company’s independent auditors. The Audit Committee is comprised solely of “independent directors” as defined in the Marketplace Rules of The NASDAQ Global Select Market as defined in the listing standards of the New York Stock Exchange, and directors who are “independent” as defined in SEC Rule 10A-3, and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in the Audit Committee’s charter, are intended to be in accordance with applicable requirements for public company audit committees. The Board of Directors has determined that the Audit Committee chair, Mr. Hilton, is an “audit committee financial expert” within the meaning of Item 407 of SEC Regulation S-K.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this recommendation for fiscal year 2013. First, the Audit Committee discussed with BDO USA, LLP (“BDO USA”), the Company’s independent registered public accounting firm for fiscal year 2013, those matters required to be discussed with the Audit Committee under applicable auditing standards, such as SAS 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), including information concerning the scope and results of the audit. Second, the Audit Committee discussed with BDO USA its independence, and received the written disclosures and the letter from it regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding BDO USA’s communications with the Audit Committee concerning independence, and has discussed with BDO USA its independence. Finally, the Audit Committee reviewed and discussed with Company management and BDO USA the Company’s audited consolidated balance sheet at March 31, 2013, and audited consolidated statements of operations, comprehensive income (loss), stockholders’ equity and cash flows for the fiscal year ended March 31, 2013. Based on the discussions with BDO USA concerning the audit, the independence discussions, the financial statement review and additional matters deemed relevant and appropriate by the Audit Committee, on June 6, 2013, the Audit Committee as then constituted recommended to the Board that these financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013.

Respectfully submitted,

The Audit Committee

Brian Hilton, Chairman

Behrooz Abdi

Izak Bencuya

Gary Meyers

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into indemnity agreements with certain of our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Pierre Guilbault, one of our directors, is an executive officer of Future Electronics Inc. (“Future”), our largest distributor. Mr. Guilbault joined the Board of Directors in August 2007 in connection with our acquisition of Sipex Corporation. During fiscal year 2013, approximately 30%of our revenue was derived from the sale of products to Future. The Audit Committee has reviewed our business relationship with Future and considered it in light of Mr. Guilbault’s membership on the Board of Directors, and has approved such business relationship and authorized the Company to continue to do business with Future. The Audit Committee will continue to monitor this business relationship. The Board has determined that Mr. Guilbault is not an “independent director” under the listing standards of The NASDAQ Global Select Market or the list standards of the New York Stock Exchange as a result of the business relationship between the Company and Future. Future is also an affiliate of our largest stockholder, Alonim Investments Inc., which beneficially owns shares of our Common Stock through its wholly owned affiliate, Rodfre Holdings LLC as described above under “Security Ownership of Certain Beneficial Owners and Management.”

Under our related party transaction policies and procedures contained within our Audit Committee Charter, information about transactions involving related persons is assessed by the Audit Committee. Related persons include (i) any of our directors, executive officers and nominees for director, (ii) any beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family member of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. If the determination were made that a related person has a material interest in any Company transaction (a “related party transaction”), then the Audit Committee would review, approve, ratify or, at its discretion, take other action with respect to the transaction. Any related party transaction would be disclosed to the extent required by SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2013, all of our executive officers, directors and greater than ten percent (10%) stockholders complied with applicable Section 16(a) filing requirements during the fiscal year ended March 31, 2013.

ACCOUNTANTS

Our financial statements have been audited by BDO USA, LLP, an independent registered public accounting firm. Representatives of BDO USA, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about us, without charge, you may use one of these convenient methods:

1.

To have information such as our latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.

To view our website on the Internet, use our Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement, Form 10-K, Form 10-Q, the Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors via our investor relations website at ir.exar.com under the Info Request link, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach our Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation

48760 Kato Road

Fremont, California 94538

Attention: Investor Relations, M/S 210

The Board of Directors hopes that stockholders will attend the Annual Meeting. Whether or not you plan to attend, you are urged to submit your proxy over the Internet, by telephone or by mail as promptly as possible. A prompt response will greatly facilitate arrangements for the Annual Meeting, and your cooperation will be appreciated.

Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Exar Corporation, 48760 Kato Road, Fremont, California 94538, Attention: Investor Relations, M/S 210. The Annual Report on Form 10-K is also available at www.exar.com and at the website referred to in the Availability Notice.

By Order of the Board of Directors

/s/ Thomas R. Melendrez THOMAS R. MELENDREZ
Secretary

July 25, 2013

EXAR

A New Direction in Mixed-Signal

IMPORTANT 2013 ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on September 5, 2013.

Vote by Internet

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Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR the nominees for Director listed below and FOR Proposals 2 and 3.

1. Election of Directors*:

	For	Withhold		For	Withhold
01 - Behrooz Abdi	☐	☐	05 - Brian Hilton	☐	☐
02 - Izak Bencuya	☐	☐	06 - Richard L. Leza	☐	☐
03 - Louis DiNardo	☐	☐	07 - Gary Meyers	☐	☐
04 - Pierre Guilbault	☐	☐			

*To elect seven (7) Directors to hold office until the 2014 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation or removal.

B Non-Voting Items

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

EXAR

A New Direction in Mixed-Signal

Proxy — EXAR CORPORATION

The undersigned stockholder of Exar Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of 2013 Annual Meeting of the Stockholders and Proxy Statement with respect to the 2013 Annual Meeting of the Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Thursday, September 5, 2013, at 3:00 p.m. Pacific Time, and hereby appoints Richard L. Leza and Louis DiNardo, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at such meeting and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting (and at any such continuations, postponements and adjournments).

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE CONTINUED AND TO BE SIGNED ON REVERSE SIDE SEE REVERSE SIDE